UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

FORM 10-12G/A
Amendment #3
___________________

General Form for Registration of Securities Under Section 12(g) of the Securities Exchange Act of 1934

ADB INTERNATIONAL GROUP, INC.
(Exact Name of Registrant As Specified In Its Charter)

New Jersey	22-2930106
(State of Incorporation)	(I.R.S. Employer Identification No.)

1440 West Bitters Road, #1931, San Antonio, TX	78248
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, Including Area Code: (407) 496-3000

  Securities to be Registered Under Section 12(b) of the Act:
None
(Title of Class)

Securities to be Registered Under Section 12(g) of the Act:
Common Stock, $0.0001
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer (as defined in Rule 12b-2 of the Exchange Act) or a smaller reporting company

Large Accelerated filer ☐	Accelerated filer ☐	Non-Accelerated filer ☐	Smaller reporting company ☒

PART I

ITEM 1. DESCRIPTION OF BUSINESS Back to Table of Contents

Some of the statements contained in this amended registration statement on Form 10-12g/a of ADB International Group, Inc. (hereinafter the "Company", "We", "ADBI" or the "Registrant") discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this registration statement, forward-looking statements are generally identified by the words such as "anticipate", "plan", "believe", "expect", "estimate", and the like. Forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and is derived using numerous assumptions. A reader, whether investing in the Company's securities or not, should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Important factors that may cause actual results to differ from projections include, for example:

- the success or failure of management's efforts to implement the Registrant's plan of operation;
- the ability of the Registrant to fund its operating expenses;
- the ability of the Registrant to compete with other companies that have a similar plan of operation;
- the effect of changing economic conditions impacting our plan of operation;
- the ability of the Registrant to meet the other risks as may be described in future filings with the SEC.

Our Filing Status as an "Emerging Growth Company," as Defined in the JOBS Act, and our Available financial Reporting Exemptions

We are an emerging growth company ("EGC") as that term is defined under the JOBS Act. The JOBS Act affords companies the opportunity to file registration statement with certain scaled back disclosure, getting a temporary reprieve from certain SEC regulations including:
As a company that had gross revenues of less than $1 billion during our last fiscal year, we are an "emerging growth company" or "EGC" as defined in the JOBS Act. We will retain that status until the earliest of (A) the last day of the fiscal year in which we have total annual gross revenues of $1,000,000,000 (as indexed for inflation in the manner set forth in the JOBS Act) or more; (B) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"); (C) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (D) the date on which we are deemed to be a "large accelerated filer," as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor thereto.
As an EGC we are exempt from Section 404(b) of Sarbanes-Oxley of 2002 ("SOX"), which requires auditors to attest to and report on internal control over financial reporting. The JOBS Act also amended Section 103(a)(3) of Sarbanes-Oxley Act of 2002 ("SOX") to provide that (i) any new rules that may be adopted by the PCAOB requiring mandatory audit firm rotation or changes to the auditor's report to include auditor discussion and analysis (each of which is currently under consideration by the PCAOB) shall not apply to an audit of an EGC and (ii) any other future rules adopted by the PCAOB will not apply to our audits unless the SEC determines otherwise.
Section 14A(a) and (b) of the Securities Exchange Act of 1934 (the "Exchange Act") by exempting an EGC from these regulations, eases certain regulatory burdens of the EGC registration process by requiring inclusion of two, rather than three, years of audited financial statements and selected financial data in the registration statement for the IPO, allowing a company to request a confidential, nonpublic review of its registration statement by the SEC prior to public disclosure, permitting a company to gauge interest in its offering by expanding its ability to communicate with certain institutional investors prior to and during the offering process and reducing restrictions on the publication of analyst reports about the company.
We have elected to take advantage of the extended transition period for complying with new or revised accounting standards under Section 102(b)(1), which allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements contained in this Form 10 and our subsequent Exchange Act reports may not be comparable to companies that comply with public company effective dates. The existing scaled executive compensation disclosure requirements for smaller reporting companies will continue to apply to our filings for so long as our Company is an emerging growth company, regardless of whether the Company remains a smaller reporting company.

Notwithstanding the above, we are also currently a "smaller reporting company," meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year. In the event that we are still considered a "smaller reporting company," at such time we cease being an "emerging growth company," the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an "emerging growth company" or a "smaller reporting company." Specifically, similar to "emerging growth companies," "smaller reporting companies" are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of SOX requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; are not required to conduct say-on-pay and frequency votes until annual meetings occurring on or after January 21, 2013; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, being permitted to provide two years of audited financial statements in annual reports rather than three years. Decreased disclosures in our SEC filings due to our status as an "emerging growth company" or "smaller reporting company" may make it harder for investors to analyze the Company's results of operations and financial prospects.

General Background

The Company was incorporated under the name Creative Learning Products, Inc. in the State of New Jersey on August 31, 1988 and changed its name to Creative Gaming, Inc. in May 1997. The Company changed its name to Management Services, Inc. in October 2006. In August 2008, the Company changed its name to Centriforce Technology Corp. In May 2010, the Company changed its name to its current name, ADB International Group, Inc.

Since January 1, 2010, the date the Company re-entered the development stage, we have been engaged in efforts to actively enter the water treatment industry. In June 2008, we began working to develop a new line of water desalination products. We have not generated any revenues from our water desalination product development efforts and, as a result, during late 2011 into early 2012, we determined that it would be in the best interests of our shareholders to devote our limited financial and personnel resources to pursue joint ventures to become a distributor of existing water treatment technology products manufactured by others. We made this determination based upon the business relationships that we had developed during the period from June 2008 through 2012 while we were engaged in and pursuing development of water desalination products, which caused us to believe that we could become a distributor working together with established Israeli-based companies engaged in the water treatment industry.

In furtherance of our work during 2011, on February 10, 2012, we entered into a non-binding Memorandum of Understanding ("MOU") with Treatec21 Industries Ltd, (treatec21.com/Eng/), a major Israeli-based private company engaged in the water treatment industry ("Treatec") and a wholly-owned subsidiary of Yaad Industry Agencies Ltd, a public company listed on the Tel Aviv Stock Exchange ("TASE"). The MOU with Treatec contemplated the grant by Treatec of certain distribution rights to Treatec's water treatment products in New Zealand, Australia, Canada and the US. Shortly thereafter, on February 28, 2012, we entered into a non-binding MOU with Green Eng Ltd, (en.greeneng.biz/), an Israeli company ("GreenEng") also engaged in the water treatment industry. The GreenEng MOU also contemplated the grant to the Company of non-exclusive distribution rights to GreenEng's products in the US and Canada. Nevertheless, the Company must still be deemed a "shell" company as that term is defined in Rule 144(i) promulgated by the SEC under the Securities Act of 1933, as amended (the "Act") because we have had only nominal operations to date.

Recent Developments

On December 17, 2012, we entered into a cooperation and distribution agreement with Treatec (the "Treatec Distribution Agreement") pursuant to which we were granted certain rights to distribute Treatec's water treatment products in Australia ,New Zealand, the United States and Canada on a non-exclusive basis. In connection with the Treatec Distribution Agreement and in order to enhance our ability to develop a market presence for the Treatec products in the Australia and New Zealand, we entered into a Representative Services Agreement dated February 21, 2013 with Mr. Tal Yoresh, a resident of Australia with many years of experience representing Israeli technology companies in both Australia and New Zealand. Following his appointment as our Regional Marketing Representative, Mr. Yoresh has had meetings with representatives of governmental agencies, both local and regional as well as with and potential private sector customers, principally in Australia and to a lesser extent in New Zealand, presenting the Treatec line of water treatment products. See the discussion below regarding Treatec's increasing market presence in Asia and the Pacific Rim. Also see the discussion of the Treatec Distribution Agreement under "Material Terms of the Treatec Agreement" below.

In May 2012, Treatec entered into a five-year agreement with Shunde Dowell Technological and Environmental Engineering Co. Ltd, a major Chinese corporation ("Shunde Dowell") with an established presence in the Pearl River Delta, among other areas throughout China, as well as in Viet Nam and elsewhere in SE Asia. Pursuant to this Treatec agreement, Shunde Dowell will use, on an exclusive basis, Treatec's water treatment technology solutions in China, Macau and Hong Kong (the "Chinese Market"). Treatec will serve as the exclusive contractor for Shunde Dowell's water treatment projects in the Chinese Market, utilizing Treatec's Multi Stage Biological System ("MSBS"). Following the execution of the agreement, Shunde Dowell commenced projects with initial revenues of approximately $750,000 and in December 2012, Shunde Dowell announced that a Treatec designed water treatment solution had been chosen for a major industrial waste water treatment project in Guangdong, China, which was completed during the first half of 2013.

In addition, in July 2012, Treatec signed an agreement with the Israeli Defense Ministry to provide for the installation and maintenance on one military base a compact wastewater treatment facility which facility and maintenance shall generate approximately $300,000 with the anticipation of additional installations at multiple bases in the future.

On January 17, 2013, we entered into a distribution agreement with GreenEng (the "GreenEng Distribution Agreement"), pursuant to which the Company has been granted the rights to distribute the GreenEng water treatment products and technology in the United States on a non-exclusive basis. See the discussion of the GreenEng Distribution Agreement under "Material Terms of the GreenEng Agreement" below.

During 2013, we evaluated several firms and persons that potentially could serve as our sales and marketing representative in the United States to facilitate our acquisition of a customer base for both the Treatec and GreenEng products in the U.S. market.

The Treatec and GreenEng Distribution Agreements were attached as exhibits to the Company's Form 10-K for the year ended 2012. The Treatec Distribution Agreement and the GreenEng Distribution Agreement are sometimes collectively referred to as the "Distribution Agreements."

Notwithstanding our belief that we would be able to sell and distribute both the Treatec and GreenEng water treatment products and solutions successfully in North America, subject to our ability to raise capital, to date we have not generated any revenues from the sale of any water treatment products. In an effort to generate sales in the Territories where we have Distribution Agreements, in 2013 we engaged, Mr. Itai Weisberg, founder and CEO of GreenEng, to serve as our marketing consultant. While we have received recent reports from both GreenEng and Treatec21 regarding their developments, which we had hoped could be instrumental in supporting our marketing efforts in Australia and New Zealand, the positive developments achieved by Treatec and GreenEng have had no positive impact, either direct or indirect, on our Company. Furthermore, we are aware that from the date of the execution of any distribution agreement to the actual commencement of particular water treatment projects and the receipt of revenues, there typically involves a lag time of 12 to 24 months. During this period, projects must be approved, whether by governmental officials or representatives of private sector customers, and thereafter must be funded. There can be no assurance that, in the event we are able to generate sales orders in our Territories for Treatec or GreenEng water treatment products, we will be able to raise capital from either the equity or debt markets necessary for us to fulfill such orders.

For example, the Arava desert area of Israel is known for its extreme weather conditions, with significant differences in day temperature compared to night time, which is very similar to the climate in many parts in Australia, as well as in the United States. The success that our licensors have achieved with new Projects in the Arava desert area presents support for our ongoing marketing efforts in by our Regional Marketing Director, Tal Yoresh, in Australia.

In addition, in September 2013, Treatec entered into a joint venture with Myanmar's Supreme Group of Companies Ltd. ("Supreme") to collaborate on the design, construction and operation of industrial facilities and municipal wastewater treatment throughout of Myanmar (formerly Burma). Supreme is a leading infrastructure and construction company in Myanmar, engaged in water and electric works, including water treatment systems, environmental engineering, special infrastructure construction projects, agriculture, power transmission, among other major industries. Pursuant to the terms of the joint venture, the parties will also collaborate on upgrading existing water treatment facilities in addition to the construction of new facilities.
While ADBI believed that the success of Treatec in the China, Viet Nam and the rapidly growing Southeast Asian market for water treatment, which expands the scope and reach of Treatec's proprietary technologies, could translate into our ability to play a meaningful role in developing ongoing business in Australia and New Zealand, to date Mr. Yoresh, our Regional Marketing Director, has not generated any orders for the water treatment products we are licensed to distribute.

As a result, there can be no assurance, notwithstanding the success of both Treatec and GreenEng, that we will be successful in generating purchase orders in our Territories or be able to raise the capital necessary to complete our business plan.
Our Water Treatment Business

Since early 2012, following our transition from our water desalinization technology business, we have devoted our energy and limited resources in furtherance of our plan to serve as a distributor of water treatment products manufactured by established companies in the water treatment industry. During 2012, the Company's business activities involved business and product research, securing marketing and distribution agreements, preparing a comprehensive business and operating plan, evaluating the regulatory requirements and engaging in related activities prerequisite to being a distributor of water treatment products in certain markets. In addition, during 2012, the Company consulted with third parties, including its shareholders and technical persons known by or introduced to the Company having knowledge of the water treatment industry, in order to evaluate competing water treatment technologies and potential "partners" for which the Company could potentially serve as distributor, which efforts resulted in the execution of Distribution Agreements with Treatec21 and GreenEng.

Material Terms of the Treatec Agreement

The Company's Treatec Distribution Agreement provides that we serve as the representative for Treatec's products in Australia and New Zealand, on an exclusive basis, and as a distributor of Treatec water treatment products in the North American market on a non-exclusive basis.

The Treatec Agreement provides for, among other things, a two year term, subject to extension upon mutual agreement, during which term the parties agreed to work together in identifying water treatment projects (the "Treatec Projects") using Treatec's MSBS technology in the United States, Australia and New Zealand (the "Territory"). The Agreement further provided that in December 2013, ADBI and Treatec would commence discussions with the view to granting the Company exclusivity in all or parts of the Territory. To date, such negotiations have not yet commenced. Under the Treatec Agreement, ADBI's primary responsibility involves locating suitable Projects for sale to customers within the Territory and Treatec agreed to provide the Company's sales and marketing personnel and management with necessary training to understand and market Treatec's water treatment technology and solutions. The Treatec Agreement further provided that Treatec shall not be required to provide any funding for or facilitate the arrangement for any funding for any Project, which obligation shall be the responsibility of the Company. To date, the Company has not raised capital to fund any Project, if and when any such Project is identified, of which there can be no assurance.

Material Terms of the GreenEng Agreement

The Company's GreenEng Agreement dated January 17, 2013, granted the Company U.S. distribution rights to GreenEng products on a non-exclusive basis. The GreenEng Agreement provides for among other things: (i) a term of three years; (ii) the Company shall purchase products from GreenEng pursuant to a schedule adopted by the parties according to payment terms involving cash upon delivery or according to certain credit terms; (iii) the Company and GreenEng shall cooperate on the promotion of marketing and support of the GreenEng products; and (iv) the Company shall establish a marketing facility for the display and demonstration of the GreenEng water treatment products and program. Since the execution of the GreenEng Agreement, the Company has no purchased any products fro GreenEng nor has there been any active marketing program undertaken by the Company or GreenEng in the U.S.

The Water Treatment Products

Pursuant to the Treatec and GreenEng Agreements, the Company has the rights to distribute all of the water treatment products of both Treatec and GreenEng in the Company's respective Territories. The water treatment products of Treatec and GreenEng are hereinafter referred to as "Our Products" for the purposes of disclosure. Notwithstanding the foregoing, the following disclosure of Our Products makes clear which products we have been licensed to distribute by Treatec and by GreenEng, respectively. We are not developing any products of our own but rather our plan has been to devote our efforts and limited resources to enable us to distribute products pursuant to separate distribution agreements we sign with third parties, such as the Treatec and GreenEng Agreements.

Our Treatec Products

We are licensed to distribute the following Treatec water treatment products, and a description of the products and their benefits, on an exclusive basis in Australia and New Zealand and on a non-exclusive basis in the United States:
(A) MSBS- Multi-Stage Biological System: The MSBS enables a very efficient treatment of both municipal and industrial wastewater, providing for both lower costs and higher quality effluents. We understand that MSBS results in reduced operational costs compared to other technologies. The advantages of the MSBS System include: (i) significant reduction in investment and operational costs - due to the absence of sludge treatment; (ii) minimal use of electro-mechanical components allows for easy operation and maintenance; (iii) MSBS is a fully automated system that can be operated and monitored remotely; and (iv) MSBS facilitates easy upgrading to tertiary treatment without the need of additional biological systems.

(B) UV Technology and Advance Oxidation-Natural Treatment Without Use of Chemicals
UV technology offers a proven and accepted, environmentally-friendly method for wastewater purification. All micro-organisms can be effectively destroyed by UV light in the 200-315 range, resulting in their loss of ability to infect humans, animals, food and plants. UV technology has been increasingly replacing traditional chemical disinfectants due to the following features:
- Absence of harmful by-products.
- Reduction in the use of chlorine thus increasing safety, reducing storage safety issues and prevention of soil contamination.
- Increased effectiveness when compared to alternatives (especially against viruses)
- Savings on space and reduced maintenance costs, as no chemicals are introduced into the water.

Treatec21's UV technology uses medium-pressure lamps and amalgam lamps, combined with a state-of-the-art quartz reactor providing an highly efficient and high density radiation profile which ensures permanent and irreversible deactivation of all relevant pathogens, including Escherichia coli.

Our GreenEng Products

The GreenEng products we are licensed to distribute in the United States on a non-exclusive basis include the following: (i) an "Ozochef" system; (ii) "Ozopool" system; (iii) "GreyOGreen" system; and (iv) ODDS system.

To better understand the GreenEng ozone-related, water treatment products we have been licensed to distribute in the United States, ozone is widely viewed as a preferable alternative to chemicals for water treatment. GreenEng has a line of new and unique products that enable customers utilize our ozone systems to meet their water treatment needs, including, but not limited to: (i) costly wastewater processing; (ii) hazardous substances in wastewater treatment; and (iii) use of ozone treatments to neutralize environmental hazards at customers' facilities.

(A) Ozochef is a revolutionary system which provides comprehensive disinfection solution for industrial kitchens, restaurants and hotels, among other such users, enabling the disinfection of kitchen personnel (hands wash), food (washing vegetables, fruits, meat, poultry and eggs), work tools, such as knives, working surfaces, workspace such as floors and storage rooms and reducing fats and odor hazards.

(B) Ozopool: Chlorine was the common way for treating swimming pools, spas, recreation water parks, water sports facilities and therapy. Aside of its disinfection capabilities, there are also some major drawbacks for using chlorine, the foremost of which was creating carcinogens in the water in the form of chorimines, and to a lesser extent the need to adjust pH levels of the water for chlorine effectiveness, burning eyes and skin and suffering a nuisance of bad odor which reflects directly on the swimming experience. Ozopool provides ozone disinfection to public pools, water parks, sport facilities and treatment pools, which ensures: (i) better disinfection of the water with ozone; (ii) improvement of water quality; (iii) total reduction of chlorine consumption; and (iv) on going cost reduction as compared to chemical processes. Ozopool systems involve the injection of ozone into pool water near the filtering systems. Ozone is not only 50% more powerful than chlorine but is also 3,200 times faster acting.

(C) GreyOGreen System: Unlike other grey water recycling systems which use biological treatment in order to reduce COD and BOD levels, our GreenEng system relies on technological process rather on a biological processes. The system produces water in a quality that meets the standards Israeli regulation authorities and also produce water quality that meets the standards of most of the western countries today.

(D) The ODDS System: ODDS is installed with no inference in the customer's (industrial or residential) central water infrastructure, deals only with the main buffer tank and due to the fact that ozone is far times faster acting than chlorine and is stronger by 50%, there is no need for a long intervention time even in large water flows. ODDS is completely automatic and remote controlled by a precise control system based on online measurements of hydraulic parameters (pressure, flow), water quality, dissolved ozone, ambient ozone, filtering and relevant environmental parameters (temperature, relative humidity).

The GreenEng products were used initially in Israel and are now also being offered outside of Israel. We believe, based upon the ozone technologies that are used in each of the GreenEng products and systems, that there will be a market that should readily accept the Israeli technology that we are licensed to distribute. We intend to focus our efforts and resources as a marketing and distribution company and do not currently plan to devote any efforts to engage in the design, development or manufacturing of any water treatment products. Our plan includes application for and receipt of approval from the EPA, of which there can be given no assurance, following which we intend to market and sell innovative water treatment products licensed to us by Treatec and GreenEng.

The Water Treatment Market

The water treatment market is rapidly growing and a primary component of the world's basic needs market. Demand forecasts for water treatment products, both chemical and non-chemical, is projected to increase significantly in the years to come. With over 20 large target industries benefiting from clean water, i.e.; household and commercial users, food processing, food service, beverages and water bottling, agricultural, medical and pharmaceutical, recreation, as well as wastewater treatment, etc. and with an ever-present threat of water-borne diseases and other biohazard and inorganic aquatic health threats, along with mechanical corrosion issues, the clean water industry is paramount in importance to the U.S., the rest of North America and world-wide. There are various competing water treatment technologies currently being offered or under development in the North American market as well as in the Australian and New Zealand markets.

Our Business Strategy

In order to implement the first phase of our business plan, which included the execution of our Distribution a Agreements with Treatec and GreenEng, we estimate that we will require approximately $400,000 to comply with EPA regulatory requirements during the next twelve months. There can be no assurance that we will be successful in raising the requisite capital at terms and conditions satisfactory to the Company, if at all, nor can there be any assurance that we will be successful in negotiating any other distribution agreements. We do not have any financing arrangements in place and we may not be able to secure such financing when and as required. In the event that we are successful in executing license agreements and raising necessary financing, of which there can be no assurance, we will still be dependent upon our ability to successfully implement our business plan to become a successful participant in the water treatment business in a timely basis, if at all.

Our plan has been to raise the capital necessary to fund our business through the private offering(s) of equity consisting or our common stock or units consisting of common stock and stock purchase warrants, or debt, although there can be no assurance that we will be successful in raising either equity or debt capital. Our ability to secure the requisite capital is subject to a number of factors including, but not limited to, investor acceptance of our business strategy, general investor sentiment, overall market conditions and the economy in general. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us.

Phase 1: Finalization of the strategic marketing plan, initial start-up capital realization through private stock offering(s), commencing the application process for EPA and State certification, and hiring/training sales and technical personnel.
Phase 2: Initiation of marketing and sales activities in selected markets in the United States followed by Canada as well as working closely with our representative for Australia and New Zealand. Full scale commercialization of the water treatment products, including industrialization and after-sale service agreements, for the markets covered by the license agreements.

Our objectives are to: (a) Apply for and obtain EPA approval and NSF Verification for Our Products; (b) Enter and cover all market segments in the U.S., Canada, Australia and New Zealand; and (c) Establish Our Products as among the leading water treatment systems.

We have no plans to develop and/or produce any water treatment products or components on our own. Rather, we plan to act as an exclusive and non-exclusive distributor for certain water treatment products developed by third-parties for sale in the United States, Canada, Australia and New Zealand, based upon our existing Treatec and GreenEng Agreements. To date, we have not taken any meaningful steps in furtherance of either Phase 1 or Phase 2 of our business plan, primarily because of our inability to generate sufficient interest from third-party investors/lenders at terms and conditions satisfactory to the Company. Rather, we have been dependent upon loans/advances from management and shareholders to fund our operating expenses, including the costs associated with being a reporting public company under the Exchange Act.

Competition

Water treatment and purification systems with increasing levels of complexity and effectiveness have been in operation worldwide for a number of years, with significant competition at all levels. However, conventional mechanical and chemical purification processes, including hyper chlorination, heat flushing, copper/silver ionization, chlorine dioxide dosing, and other means have proven to be insufficient in preventing the transmission of water borne disease through this essential nutritional element that water represents. That is one reason why a continuing and substantial number of outbreaks of water borne illnesses and disease occur on a virtually continuing basis in both the developed and developing world. Recognizing that special disinfection methods had to be developed to eliminate micro-organisms such as bacteria and viruses, heavy chlorination and other chemical treatments, and more recently UV and Ozone treatments, have been introduced.

While we continue to believe that the water treatment technology products we are licensed to distribute have the potential to be well-accepted in our North American, Australian and New Zealand Territories, we have not yet tested Our Products in our markets, nor have we the capital resources to be able to successfully test market Our Products or comply with regulatory protocols.

We also believed that we would be able to achieve a competitive advantage or at least parity, notwithstanding our limited resources and current lack of market presence, based on the innovative technologies we expected to market under the Distribution Agreements as well as by the price advantages we expected. Notwithstanding our belief in our potential competitive advantages, our competitors will be far larger and have well-established market reputations and have substantially more financial and other resources than our company. In addition, our lack of capital resources has delayed our ability to implement our business plan.

In order to be successful, of which there can be no assurance, we will be required to overcome the expected market resistance that we will confront as a relatively new company offering new products with new technical solutions for the water treatment industry. There can be no assurance that we will ever be able to become successful and compete in this market. Potential customers in our target markets may be unwilling to place significant purchase orders with our Company which is presently an under-funded, development-stage companyhaving no proven track record and limited personnel. However, we believe that if we were able to raise capital sufficient to implement our business plan, there could be significant demand for our innovative water treatment technology systems and its competitive advantages, which could permit us to generate revenues and hire qualified personnel, among other things, to enhance our potential for success.

The competitive environment that we may expect to confront, in the event that we are able to raise debt and/or equity capital, may adversely affect our sales, as well as our capacity to hire and retain qualified personnel or secure and retain customers. There can be no assurance that we will be able to successfully compete based on these factors. As part of our plan to compete successfully, we plan to promote the innovative technology implemented in our water treatment products, with competitive pricing, customer service and highly reliable, quality products, if we have adequate resources.

Marketing and Sales

Our plan is to employ our capital resources, if and when available, to focus our sales and marketing program directly to important target markets in the United States and Canada where water safety is paramount, such as those facilities where people are exposed to environmental hazards, where expensive and reputation tarnishing lawsuits are in abundance or may be expected, and where other competing products are failing to properly address these health-related issues. Three primary markets, our review has indicated, are hospitals, hotels and at sites of disaster, such as earth quakes, floods, hurricanes as well as man-made disasters, all of which require potable water for human and other consumption and use. Secondary marketing targets are water cooling towers, food processing facilities, retirement homes, schools, industrial plants, public fountains, pools and water parks. We plan a similar strategy in Australia and New Zealand.

Our marketing plan is being developed together with our licensors, Treatec and GreenEng, specifically related to their water treatment products, and will involve, among other things, attending trade shows and undertaking a direct marketing program to certain target customers in North America and Australia and New Zealand. Our business plan provides for the Company, together with Treatec and GreenEng, ito develop separate comprehensive marketing procedures, subject to our having available capital resources, to define the differences between our water treatment technology systems compared to those presently available in the market.

Nevertheless, because of our lack of capital resources, we have not been able to develop and produce any requisite technical and sales brochures, sales and marketing presentations nor have we been able to hire and train a sales team. As a result, there can be no assurance that we will be able to implement our business plan or generate any significant revenues from operations necessary for us to be profitable.

Patents, Trademarks, and Copyrights

We have not filed for any patent, trademark or copyright protection to date. To the extent that we determine that such protection may be necessary, our present plan is to work with our existing licensors, Treatec and GreenEng, and any future licensors, using the protection that they may have or obtain.

Employees

During the period from February 2012 to February 2013, Yoseph Zekri was our sole officer, director and employee. On March 15, 2013, we entered into an employment agreement with Mr. Sharar Ginsberg, who received an MBA degree from the Peres Academic Institution in Israel, with a major in Marketing. Mr. Ginsberg was also appointed our CEO and acting CFO and director, with Mr. Zekri continuing to serve as Secretary and Chairman. We have no full-time employees. Mr. Ginsberg and Mr. Zekri, provided service to us on an as-needed basis. In addition, we have engaged the services of Tal Yoresh as our Regional Marketing Director in Australia and New Zealand. The implementation and timing of our hiring plan is dependent upon available financial resources.

Legal Proceedings

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company's property is not the subject of any pending legal proceedings.

Governmental Regulation

The U.S. Environmental Protection Agency (EPA) and NSF International (NSF), an independent third party testing laboratory accredited by the EPA, have partnered to form an Environmental Technology Verification (ETV) Protocol that most states and other jurisdictions currently require for water treatment technology products to be sold in their respective states/jurisdictions. To date, none of the Treatec21 or GreenEng water treatment products have been sold or installed in the United States. Unless and until the products that we are licensed to sell are approved, of which there can be no assurance, our water treatment products can not be sold in the U.S. As we continue to raise capital, which initially will be from our existing shareholders, we plan to utilize our limited resources to seek approval from the EPA conducted by NSF International, which process typically takes from nine months to one year and could cost up to $400,000. There can be given no assurance that we will receive approval for the EPA and NSF for our water treatment products.

NSF has in place a Standard 61 leeching test for water disinfection units for potable water systems that is required throughout the U.S. to determine if chemicals or compounds from the unit's structure are leeched into the water. We believe that the Standard 61 testing protocol for leeched contaminants from the unit can be concurrently done by NSF and is estimated to take about two months. Standard 61 is not overseen directly by the EPA, but is required by individual states to allow products to be sold within their state. Any water treatment device that has "wetted parts", or parts that come in direct contact with drinking water, must have those parts tested for acceptable levels of leeched contaminants into the drinking water. Specific parts are exposed to different water temperatures and pH level variables for certain lengths of time to determine if any unacceptable levels of contaminants enter the water. Once Standard 61 testing is successfully concluded, of which there can be no assurance, the tested unit category will earn the NSF 61 mark.

In order to enter into the swimming pool and bathing water system market, in which GreenEng participates, a Standard 50 testing must be undertaken to determine if adequate microbial eradication takes place. Each individual state governs its own regulations as related to water disinfection products and the ETV Protocol. California, for example, requires pre-approval of the testing protocol be used for the ETV laboratory testing of microbial eradication so that it meets their standards, and California also requires that certain standards be met depending upon the use of the water disinfection unit, such as Standards 51 and 60. Certain other non-governmental agencies might also be required to inspect the units for adequacy on such things as seismic activity durability.
Electrical safety and grounding testing is another regulation that is typically required by state certification programs, which testing is often done by Underwriter Laboratories ("UL"). This type of approval is necessary for selling and installing any electrical device within the United States. Due to electrical components, motors, and wires, our water treatment technology must undergo an investigation by an accredited product safety laboratory such as UL for testing of equipment risk and certification.

ITEM 1A. RISK FACTOR Back to Table of Contents

This Registration Statement on Form 10-12G/A contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about us, our future performance, the market in which we operate, our beliefs and our management's assumptions. In addition, other written or oral statements that constitute forward-looking statements may be made by us or on our behalf. Words such as "expects", "anticipates", "targets", "goals", "projects", "intends", "plans", "believes", "seeks", "estimates", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict or assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

RISKS RELATED TO OUR COMPANY AND OUR INDUSTRY

If we are unable to meet certain milestone and minimum annual sales obligations that may be contained in our License Agreements, we could lose the exclusivity of our license and the licensor could terminate the license agreement.

The license agreements we are finalizing with our initial two licensing partners may require us to meet a number of specific milestones by certain dates, which, if we fail to achieve, may result in our license agreements becoming non-exclusive, damaging our competitive situation and/or provide the licensor with grounds to terminate the agreement. In addition, we may be required to meet certain minimum annual sales volumes based on net purchase value of sales. If we are unable to meet those minimum annual sales volumes, if any, our license could become non-exclusive and/or could be terminated.

If we are unable to obtain EPA approval to commercially sell the water treatment technology products in the United States, the license agreements could revert to a non-exclusive license and our licensor could terminate the license agreement.

We expect that under the terms of the license agreements with our licensors, we will be required to gain approval from the EPA. The verification and certification process leading to such approval involves extensive testing and is an expensive process. We expect that we will have to raise capital, in an amount not yet ascertainable, to pay for the independent verification and certification process leading to approval. We intend to raise capital through the sale of equity so that we can begin the testing process with NSF.

We will have to pay license fees, royalties, and purchase products using a different currency.

Fees and royalties to our licensors, as well as minimum annual sales targets and purchases from licensors may be in the currency of Israel. We may also be required to purchase wholesale goods from our licensors in Israel. In the event that the U.S. dollar declines in value compared to the Israeli currency, the cost of our purchases could significantly increase as would fees payable under the license agreements and the minimum annual sales targets we are expected to meet.

If we are unable to establish sufficient sales and marketing capabilities in the U.S. or enter into agreements with third parties to sell and market Our Products, we may not be able to meet milestones required by our license agreements not be able to generate revenues.

We do not currently have in place an organization for the sales, marketing and distribution of our planned water treatment technology products. In order to market any products, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. In addition, we have no experience in developing, training or managing a sales force and will incur substantial additional expenses in doing so. The cost of establishing and maintaining a sales force may exceed its cost effectiveness. Furthermore, we will compete with many companies that currently have extensive and well-funded marketing and sales operations. Our marketing and sales efforts may be unable to compete successfully against these larger companies. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate revenues and may not become profitable.

We may be subject to product liability claims.

The sale of the water treatment technology products in the future may expose us to the risk of significant losses resulting from product liability. Although we intend to obtain and maintain product liability insurance to offset some of this risk, we may be unable to secure such insurance at acceptable terms, if at all, or such insurance may not cover certain potential claims against us.

We may not be able to afford to obtain insurance due to rising costs in insurance premiums in recent years. If we are able to secure insurance coverage, we may be faced with a successful claim against us in excess of our product liability coverage that could result in a material adverse impact on our business. If insurance coverage is too expensive or is unavailable to us, we may be forced to self-insure against product-related claims. Without insurance coverage, a successful claim against us and any defense costs incurred in defending ourselves may have a material adverse impact on our operations.

As a result of our limited operating history, we may not be able to correctly estimate our future operating expenses, which could lead to cash shortfalls.

We have only a limited operating history from which to evaluate and implement our business plan. We have not generated revenues to date. Accordingly, our prospects must be considered in light of the risks, expenses, and difficulties frequently encountered by companies in an early stage of development. We may not be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, operating results and financial condition. Because of this limited operating history and because of the emerging nature of the markets in which we must compete, our historical financial data is of limited value in estimating future operating expenses. Our budgeted expense levels are based in part on our expectations concerning future revenues. However, our ability to generate revenues depends largely on purchase orders generated from hospitals, hotels, retirement homes, government buildings, and other organizations.

Moreover, if we generate orders from hospitals, hotels, retirement homes and government buildings, among other target customers, the size of any future revenues depends on the choices and demand of individual customers, which are difficult to forecast accurately. We may be unable to adjust our operations in a timely manner to compensate for any unexpected shortfall in revenues. Accordingly, a significant shortfall in demand for Our Products could have an immediate and material adverse effect on our business, results of operations, and financial condition.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. For these reasons, comparing our operating results on a period-to-period basis may not be meaningful, and you should not rely on our past or any particular interim future results as any indication of our future performance. Our quarterly and annual expenses are likely to increase substantially over the next several years, and revenues from the sale of our water treatment technology products may not meet our expectations or cover our expenses. Our operating results in future quarters may fall below expectations. Any of these events could adversely impact our business prospects and make it more difficult to raise additional equity capital at an acceptable price per share. Each of the risk factors listed in this “Risk Factors” section may affect our operating results.

Our business, the technology and the water treatment industry are constantly changing and evolving over time. Furthermore, we compete in an unpredictable industry and regulatory environment. Our ability to succeed depends on our ability to receive approval from the EPA and being able to successfully compete in the water treatment market. As such, our actual operating results may differ substantially from our estimates.

We have not generated revenues, are currently operating under a net loss, and there is no guarantee that we will ever earn a profit.

Since our re-entry into development stage up to the accounting period ended on September 30, 2013, we have not generated any revenues and have an accumulated deficit of $1,342,691. The Company does not currently have any revenue producing operations and it should be anticipated that we will operate at a loss at least until such time we start selling our water treatment technology products, the timing of which there can be no assurance.

If we are unable to obtain financing in the amounts and on terms and dates acceptable to us, we may not be able to expand or continue our operations and development and so may be forced to scale back or cease operations or discontinue our business. You could lose your entire investment.

We will need to obtain additional financing in order to complete our business plan. We are a development stage company with operations limited to license negotiations and we have no revenues. We do not have sufficient capital to enable us to commence, implement and complete our business plan and based on our current operating plan, we do not expect to generate revenues that are sufficient to cover our expenses for at least the next twelve months. We expect that we will require up to $400,000 in financing during the next twelve months to implement phase 1 of our business plan. There is no assurance that we will be successful in raising these funds or that the terms and conditions of these funds will be in the best interest of our Company or our shareholders.

We do not have any arrangements for financing and we may not be able to find such financing if required. We will seek to raise the capital necessary to fund our business through a private offering(s) of our common stock or units consisting of common stock and stock purchase warrants. Obtaining additional financing would be subject to a number of factors, including investor acceptance of Company’s business strategy, its technology, investor sentiment and general market and economic conditions. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us.

We anticipate that the limited amount of funds that we raised from private investors pursuant to subscription agreements and funds advanced from management will not be sufficient to satisfy our cash requirements for the next twelve-month period. Also, there is no assurance that actual cash requirements will not exceed our estimates. In particular, additional capital may be required in the event that:

1.	we experience delays in the EPA/NSF approval process;
2.	we incur unexpected costs in our independent testing programs;
3.	we are unable to create a substantial market for Our Products;
4.	we incur any significant unanticipated expenses; and
5.	we find that we need to spend additional funds to educate the market and promote our new water treatment technology products.

The occurrence of any of the aforementioned events could prevent us from pursuing our business plan in a timely manner, delay our plans for expanding our business operations and prevent or delay our ability of achieving a profitable level of operations.
We will be dependent almost exclusively on our ability to raise capital to pay for the continued development of our business and the marketing of Our Products, rather than being able to rely on cash flow from operations. Such outside capital may include the sale of shares of common stock or units which will include common stock and warrants, shareholder and director advances and/or debt financing, if available. We have no commitments from our shareholders or director to subscribe for additional shares or advance funds to the Company and there can be no assurance that capital will continue to be available if necessary to meet our operating expenses or, if the capital is available, that it will be on terms acceptable to us. The issuance of additional equity securities by us will result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

We have not proven that we can generate revenues or profits. If we fail to generate revenues and achieve profitability, investment in our securities may result in the total loss of any investment, which may become worthless.

We have only a limited operating history and have not proved we can operate successfully. We face all of the risks inherent in a new business. If we fail, investments in our common stock will become worthless. Since re-entry into development stage on January 1, 2010 and throughout September 30, 2013, we incurred an accumulated deficit of $1,342,691 and did not earn any revenue. We do not currently have any revenue producing operations.

We must rely on our current executive officer to assemble and retain additional senior management team; we will be harmed if we are unable to assemble or retain a qualified management team.

Our success will dependent on the efforts, experience and relationships of a management team that must be hired and retained. If our current executive officer is unable to continue in this role prior to establishment of a management and support staff, the business would be adversely affected as to its business prospects and earnings potential. We do not currently carry any insurance to compensate for any such loss. Management’s decisions and choices may not take into account standard engineering or managerial approaches marketing companies in the water treatment industry commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

We may find it very difficult for the Company to find suitable employees in the future or to find third-party consultants to assist us.

The Company currently relies heavily upon the services and expertise of its executive officer. In order to implement our business plan, our executive officer recognizes that additional personnel will be required at some point in the future. However, on a near term basis, we will outsource most services and utilize independent consultants as much as possible. Our officer/director is the only personnel at the date of this registration statement. We believe that our management can manage our limited affairs until we can raise additional capital or otherwise generate enough revenues to hire additional management and supporting employees.

Because one of our directors owns a large percentage of our voting stock, you will have minimal influence over shareholder decisions.

One of our directors has a significant stock ownership in our Company and will retain significant control of the Company in the future. We anticipate that he will continue to own a substantial number of the voting power of our outstanding capital stock. As a result of such ownership concentration, he will have significant influence over the management and affairs of our business. He will also exert considerable, ongoing influence over matters subject to shareholder approval, including the election of directors and significant corporate transactions, such as a merger, sale of assets or other business combination or sale of our business. This concentration of ownership may have the effect of delaying, deferring, or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would benefit other shareholders.

There are many competitors in the water treatment market and we may not be able to effectively compete successfully.

The business of marketing water treatment technology products is highly competitive. This market segment includes numerous technologies, manufacturers, distributors, marketers and retailers that actively compete for the business of commercial and residential water treatment in North America. In addition, the market is highly sensitive to the introduction of new products and technologies that may rapidly capture a significant share of the market. As a result, our ability to become and thereafter remain competitive depends in part upon our successful introduction and end user acceptance of our new water treatment technology product.

Our auditors have expressed substantial doubt about our ability to continue as a going concern, we may have to suspend or cease operations if we fail to raise capital within twelve months.

Our audited financial statements for the year ended December 31, 2012, were prepared using the assumption that we will continue our operations as a going concern. We re-entered the development stage on January 1, 2010 and do not have a history of earnings. As a result, our independent accountants in their audit report have expressed substantial doubt about our ability to continue as a going concern. Continued operations are dependent on our ability to successfully complete equity and/or debt financing activities in order to be able to commence operations. Such capital raising activities may not be successful or, if capital is available, it may not be available on reasonable terms. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. There is not enough cash on hand to fund our administrative expenses and operating expenses or our sales and marketing program for the next twelve months. Therefore, we may be unable to continue operations in the future as a going concern. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment in the Company.

We are a development stage company, which means our operations may not be successful.

On January 1, 2010, we re-entered the development stage. Our ability to achieve and maintain profitability is dependent on the execution of our business plan to generate cash flow to fund future growth. There can be no assurance that our results of operations or marketing strategy will prove successful.

RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS

If we are unable to obtain additional capital, we may have to curtail or cease operations.

We expect that we will need to raise funds in order to meet our working capital requirements. We may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available to us, we may have to curtail or cease operations, which would materially harm our business and financial results. To the extent we raise additional funds through further issuances of equity or convertible debt or equity securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Furthermore, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

We have no operating history that makes an evaluation of our business difficult.

Our lack of operating history makes it difficult to evaluate our current business and prospects or to accurately predict our future revenues or results of operations. Our business model, and accordingly our revenue and income potential, is new and unproven. In addition, early-stage companies are subject to risks and difficulties frequently encountered in new and rapidly evolving markets.

We have a new and unproven business model and may not generate sufficient revenues for our business to survive or be successful.

Our business model is based on the successful lunching of water treatment technology products in North America, which products have not been sold previously in North America. In order for our business to be successful, we must not only develop viable marketing channels that directly generate revenues, but also provide educational content to end users to create demand for our water treatment products and technology. Our business model assumes that end users in many markets will see the value of Our Products and we will be able to generate revenues through sales to end users. Each of these assumptions is unproven, and if any of the assumptions are incorrect, we may be unable to generate sufficient revenues to sustain our business or to obtain profitability. At the present time, we have executed memorandums of understanding with two companies and are negotiating formal license agreements to designate us at the exclusive North American distributor to sell their water treatment. However, we have no contracts, arrangements, or agreements with either end users or distributors assuming we become exclusive North American distributor for Our Products.

Our future operating results are likely to be volatile and may cause our equity value to fluctuate.

Our future revenues and operating results, if any, are likely to vary from quarter to quarter due to a number of factors, many of which are outside of our control. Factors, which may cause our revenues and operating results to fluctuate, include the following:

-	the willingness of distributors to market Our Products;
-	market acceptance of Our Products;
-	the timing and uncertainty of sales cycles;
-	new products and services offered by current or future competitors; and
-	general economic conditions, as well as economic conditions specific to the water treatment industry.

We are subject to all of the risks and uncertainties associated with the water treatment industry, all of which may have an adverse impact on our business and results of operations.

Our future operating results will depend upon numerous factors beyond our control, including the acceptability of Our Products and technology by end users, national, regional and local economic conditions, changes in demographics, the availability of alternative forms of water treatment, critical reviews and existing competition, which change rapidly and cannot be predicted. If we are unable to successfully anticipate and respond to changes in attitude by end users, our business and operating results will be adversely affected.

Current or future government regulations may add to our operating costs.

We may face unanticipated operating costs because of potential changes in governmental regulations related to water treatment standards. We have no assurance that the independent testing to be undertaken by NSF International will result in favorable data that will be accepted by the EPA. Laws and regulations may be introduced and court decisions may be rendered that materially affect the water treatment standards or other characteristics of water deemed to be disinfected. Complying with new regulations and/or court decisions could increase our operating costs. Furthermore, we may be subject to the laws of various jurisdictions where we actually conduct business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could have a material adverse impact on our business and operations.

If we fail to attract end users, distributors or professional sales personnel for Our Products may have an adverse impact on our business.

Our success will depend upon our ability to attract and retain capable distributors and as well as in-house sales representatives to enter into arrangements with us to sell Our Products to end users. If we do not continually augment and improve our marketing channels, we may not be able to sustain a sales level that will support our operations without the infusion of additional capital.

If we do not effectively educate end users on the benefits of Our Products, we will not have sufficient demand for Our Products.

Our business plan is predicated on our ability to attract active and loyal support from end users interested in our water treatment products. Our target market will be end users that have a specific need in having the safest, purest and healthiest water possible for consumption or utilization in their commercial business. There can be no assurance that there will be significant support from our efforts to educate end users on this new technology of disinfection of water. Failure to achieve recognition and acceptance by end-users in a timely fashion will have a material adverse effect on the sales cycle and may require us to incur unexpected incremental marketing expenses to educate and inform the market place.

Delivery of Our Products may be interrupted due to international political situations, natural disasters or other causes.

Our products are manufactured mainly in Israel and internal and external situations in Israel can possibly result in production and delivery problems. We are subject to the risk that delivery of Our Products may be interrupted as a result of natural disasters or capacity constraints with our vendors’ or suppliers’ hardware. Any such interruptions may lead to a loss of customers or distributors and, accordingly, may adversely affect our business and results of operations.

RISKS RELATED TO OUR COMMON STOCK

There is no active trading market for our common stock and none may develop or be sustained.

Our common stock is subject to quotation on the OTC market under the symbol “ADBI”. There is currently no active trading market in the common stock on the OTC market. There can be no assurance that there will be an active trading market for the common stock once the Company becomes a reporting company under the Exchange Act. In the event that an active trading market commences, there can be no assurance as to the market price of the shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

If you purchase shares of our common stock you will experience immediate and substantial dilution.

Our certificate of incorporation authorizes the issuance of 500,000,000 shares of common stock, par value $0.0001 per share and 25,000,000 shares of preferred stock, no par value. If you purchase shares common stock, you will incur immediate and substantial dilution in pro forma net tangible book value if we sell additional shares of common stock or issue common stock purchase warrants in the future and these holders of outstanding warrants exercise those warrants, you will incur further dilution. In the event we obtain any additional funding, such financings are likely to have a dilutive effect on the holders of our securities. In addition, we may adopt an employee stock option plan under which officers, directors, consultants and employees will be eligible to receive stock options exercisable for our securities at exercise prices that may be lower than the market price. Such stock option grants, if any, may dilute the value of the securities.

Our common stock trades at a relatively small volume, shareholders may not be able to sell their shares without depressing the market price of the shares.

there is presently only a very limited trading market for our shares of common stock on the OTC market. If a market for our common stock is established, it may be possible that a relatively small volume of shares will trade on a daily basis. A small volume is indicative of an illiquid market. In the event there is a relatively small volume of shares being traded on a daily basis, shareholders may be unable to sell their shares without causing a depressive effect on the price of our common stock.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Security and Exchange Commission relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Upon the filing of this registration statement we will become subject to reporting requirements under the Exchange Act.

Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company will be required to file quarterly reports on Form 10-Q and annual reports on Form 10-K, which annual report must contain our audited financial statements, as well as to provide certain information about significant acquisitions and other material events. As a reporting company under the Exchange Act, the Company will be required to file a report on Form 8-K or other form appropriate under the Exchange Act. A Form 8-K generally must be filed with the SEC within 4 days.

State Blue Sky Registration, potential limitations on resale of the securities.

The holders of our shares of common stock and those persons, who desire to purchase them in any trading market that might develop, should be aware that there may be state blue-sky law restrictions upon the ability of investors to resell our securities. Accordingly, investors should consider the secondary market our securities to be a limited one.

It is the present intention of management after the active commencement of operations in the water treatment technology business to seek coverage and publication of information regarding the Company in an accepted publication manual, which permits a manual exemption. The manual exemption permits a security to be distributed in a particular state without being registered if the Registrant issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuer's officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. Furthermore, the manual exemption is a nonissuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities.

Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they "recognize securities manuals" but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

Because the Company has no revenues and has negative cash flow, dividends are therefore unlikely.

We do not expect to pay dividends for the foreseeable future because we have no revenues. The payment of dividends will be contingent upon our future revenues and earnings, if any, capital requirements and overall financial condition. The payment of any future dividends will be within the discretion of our board of directors. It is our expectation that management will determine to retain any earnings for use in business operations and accordingly, we do not anticipate declaring any dividends in the foreseeable future.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND PLAN OF OPERATION Back to Table of Contents

Overview

Since early 2012, following our transition from our water desalinization technology business, we have been fully involved in furtherance of our plan to serve as a distributor of water treatment products manufactured by established companies in the water treatment industry. During 2012, the Company’s business activities involved business and product research, securing marketing and distribution agreements, preparing a comprehensive business and operating plan, evaluating the regulatory requirements and engaging in related activities prerequisite to being a distributor of water treatment products in certain markets.

During 2012, the Company consulted with third parties, including its shareholders and technical persons known by or introduced to the Company having knowledge of the water treatment industry, in order to evaluate competing water treatment technologies and potential "partners" for which the Company could potentially serve as distributor. These efforts resulted in the execution of Distribution Agreements with Treatec21 and GreenEng, companies that we believe have competitive and innovative water treatment technologies and products.

As discussed under "Recent Developments" above, the Company has successfully entered into Distribution Agreements with both Treatec21 and GreenEng and plans to evaluate other potential water treatment product manufacturers, whether based in Israel or elsewhere, and enter into additional distribution agreements. Our initial focus will be to successfully market and sell the Treatec and GreenEng water treatment products in North America through direct sales and representatives, as well as in Australia and New Zealand through its recently engaged representative, Mr. Tal Yoresh, a resident of Australia. See the discussion under "Marketing Strategy-Water Treatment Technology Products" below. The Company believes that the Treatec21 and GreenEng water treatment products, as well as other water treatment technology products which we believe that we will be able to distribute under new agreements, have the potential to enable us to be competitive in the water treatment markets in which we operate.

Our Business

To implement and complete the first phase of our business plan, having finalized our licenses agreements with Treatec and GreenEng, we estimate that we will require approximately $400,000 to comply with EPA regulatory requirements during the next twelve months. There can be no assurance that we will be successful in raising the requisite capital at terms and conditions satisfactory to the Company, if at all, nor can there be any assurance that we will be successful in negotiating similar distribution agreements. We do not have any financing arrangements in place and we may not be able to secure such financing when and as required. In the event that we are successful in executing license agreements and raising necessary financing, of which there can be no assurance, we will still be dependent upon our ability to successfully implement our business plan in a timely basis.

We currently intend to raise the capital necessary to fund our business through the private offering(s) of our common stock or units consisting of common stock and stock purchase warrants although there can be no assurance that we will be successful in raising equity capital in this manner. Obtaining the requisite capital would be subject to a number of factors including, but not limited to, investor acceptance of our business strategy, general investor sentiment, overall market conditions and the economy in general. These factors may adversely affect the timing, amount, terms, or conditions of any financing that we may obtain or make any additional financing unavailable to us.

Phase 1: Finalization of the strategic marketing plan, initial start-up capital realization through private stock offering(s), commencing the application process for EPA and State certification and hiring/training sales and technical personnel.

We estimate the principal costs and timing of Phase 1 to be as follows:

Finalization of our Strategic Marketing Plan: The Company has completed its marketing plan.

Initial Capital Raising: As of September 30, 2013, the Company has raised a total of $105,626 in connection with its current business of which $2,000 was raised through the issuance of common stock and $103,626 were received through the issuance of convertible notes.

Application for EPA and State certification: We estimate the costs related for EPA approval to be approximately $50,000 and the costs related to state certification to be approximately $25,000. Subject to the Company's ability to raise capital for the certification stage, we expect each certification, EPA and state, to take approximately 2 months.

Hiring Personnel: The Company intends to initially hire a limited number of sales and technical personal depending on its ability to raise sufficient funds. We estimate the costs associated with the initial hiring to be approximately $200,000.

Phase 2: Initiation of marketing and sales activities in selected markets in the United States followed by Canada as well as working closely with our representative for Australia and New Zealand; full scale commercialization of the water treatment products including after-sale service agreements.

We estimate the costs and timing of Phase 2 to be as follows:

Initiation of Marketing and Sales Activities: Subject to being able to raise sufficient capital through the issuance of debt and/or equity securities, we estimate that the initial marketing and sales stage in the US and Canada would cost approximately $1,000,000. Provided the Company successfully completes phase 1 of its business plan, we expect our initial marketing and sales activities in the US and Canada to commence in the second quarter of 2014.

Initiation of Marketing and Sales Activities in Australia and New Zealand: Subsequent to commencing our sales and marketing activities in the US and Canada, we anticipate to commence our activities in Australia and New Zealand during the second quarter of 2014. We estimate the costs for such activities to be approximately $500,000.

Commercialization of Water Treatment Products: The Company plans to have implemented phase 1 and phase 2 by the second half of 2014 in order to commence commercialization of Our Water Treatment Products. We estimate the costs for our commercialization stage to be approximately $500,000.

We need to raise a minimum of $400,000 to complete the first phase of our business plan and $2,000,000 to complete the second phase, for a total of $2,400,000 to implement both phases of our business plan. Subject to raising additional capital, our projected monthly rate of expenditure is estimated at $6,000 for General and Administrative costs. We anticipate that supporting our operations and implementing Phase I of our business plan for the next 12 months will require a minimum of $400,000. This includes approximately $30,000 for accounting, legal and auditing fees.

Initially and for the foreseeable future, we do not plan to develop and/or produce any water treatment products or components on our own. Rather, we plan to act as an exclusive and non-exclusive distributor for certain water treatment products developed by third-parties for sale in the United States, Canada, Australia and New Zealand, based upon our existing license agreements with Treatec and GreenEng.

In furtherance of our business plan, we entered into distribution agreements with Treatec21 Industries Ltd (treatec21.com/Eng/), a major Israeli-based private company ("Treatec"), a wholly-owned subsidiary for Yaad, a company with securities traded on the Tel Aviv Exchange, and in January 2013 with Green Eng Absolute Green Engineering Ltd (en.greeneng.biz/), also a private Israeli company. Both Treatec21 and Green Eng are engaged in the water treatment industry with Treatec having significant sales in Israel, China and Europe, while most of GreenEng sales are in Israel. While there can be no assurance, the Company believes that it will be able to successfully enter into licensing agreements with other companies in the water treatment industry during 2013.

Results of Operations during the three months ended September 30, 2013 as compared to the three months ended September 30, 2012

We have not generated any revenues since inception. We had operating expenses related to general and administrative expenses, being a public company and interest expenses. During the three months ended September 30, 2013, we incurred a net loss of $33,677 due to general and administrative expenses of $12,610 and interest expenses of $21,067 compared to a net loss of $12,374 during the three months ended September 30, 2012 due to general and administrative expenses of $9,091 and interest expenses of $3,283.

Our general and administrative expenses increased by $3,519 or 39% during the three months ended September 30, 2013 as compared to the same period in the prior year mainly due to an increase in expenses related to consulting fees. During the three months ended September 30, 2013, our interest expenses increased by $17,784 or 541% as compared to the same period in the prior year. During the three months ended September 30, 2012, our interest expenses were $3,283.

Results of Operations during the nine months ended September 30, 2013 as compared to the nine months ended September 30, 2012

We have not generated any revenues since inception. We had operating expenses related to general and administrative expenses, being a public company and interest expenses. During the nine months ended September 30, 2013, we incurred $109,882 in net loss due to general and administrative expenses of $55,173 and interest expenses of $54,709 compared to a net loss during the nine months ended September 30, 2012 of $42,606 due to general and administrative expenses of $33,276 and interest expenses of $9,330.

Our general and administrative expenses increased by $21,897 or 66% during the nine months ended September 30, 2013 as compared to the same period in the prior year mainly due to an increase in expenses related to legal and accounting fees. During the nine months ended September 30, 2013, our interest expenses increased by $45,379 or 486% as compared to the same period in the prior year including a total of $40,592 in amortization of debt discount and $14,117 in accrued interest. During the nine months ended September 30, 2012, our interest expenses were $9,330 including a total of $5,696 in amortization of debt discount and $3,634 in accrued interest.

Results of Operations during the year ended December 31, 2012 as compared to the year ended December 31, 2011

We have not generated any revenues since inception. We had operating expenses related to general and administrative expenses, being a public company and interest expenses. During the year ended December 31, 2012, we incurred $91,985 in net loss due to general and administrative expenses of $66,850 consisting of consulting and legal fees of $36,712, audit and related fees of $8,537, transfer agent and other expenses of $21,601, and interest expenses of $25,135 compared to a net loss during the year ended December 31, 2011 of $31,392 mainly due to general and administrative expenses of $16,535 consisting of legal expenses in the same amount and interest expenses of $14,857.

Our general and administrative expenses increased by $50,315 or 304% during the year ended December 31, 2012 as compared to the same period in the prior year mainly due to an increase in expenses related to legal and accounting fees. During the twelve months ended December 31, 2012, our interest expenses increased by $10,278 or 69% as compared to the same period in the prior year including a total of $12,610 in amortization of debt discount and $12,525 in accrued interest. During the twelve months ended December 31, 2011, our interest expenses were $14,857. There were no amortization of debt charges during the twelve months ended December 31, 2011.

Liquidity and Capital Resources

On December 31, 2012, we had total assets of $3,809 consisting of $2,900 in cash and $909 in prepaid expenses as compared to no assets as of December 31, 2011. We had total current liabilities of $116,479 consisting of $31,383 in accrued expenses and a convertible note in the amount of $85,096 compared to accrued expenses of $36,699 and a convertible note in the amount of $100,000 on December 31, 2011. Our accumulated deficits as of December 31, 2012 and 2011 were $2,414,125 and $2,322,140, respectively.

We used $53,226 in our operating activities during the year 2012, which was due to a net loss of $91,985 offset by an increase in accounts payable and accrued expenses of $15,058, amortization of debt discount of $12,610, $12,000 in donated services and change in prepaid expenses of $909. We used $0 in our operating activities during the year 2011, which was due to a net loss of $31,392 offset by an increase in accounts payable and accrued expenses of $19,392 and $12,000 in donated services.

We financed our negative cash flow from operations in 2012 through borrowings in the amount of $56,126. We had no financing activities in 2011.

We do not have sufficient capital resources to effectuate our business plan. We estimate that we will require $400,000 to comply with EPA regulatory requirements during the next twelve months. Accordingly, we plan to raise these funds through a private offering of our equity securities or through issuance of convertible debt instruments. At present, we have not entered into any sales agreement for any of TreaTec's and GreenEng's water treatment products and therefore have not committed to purchase any of their products.

There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

Our auditors have issued an opinion on our financial statements which includes a statement describing our going concern status. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills and meet our other financial obligations. This is because we have not generated any revenues and no revenues are anticipated until we begin marketing the product. Accordingly, we must raise capital from sources other than the actual sale of the product. The company has no contractual obligation to buy products from TreaTec and GreenEng.

There are no limitations in our articles of incorporation on our ability to borrow funds or raise funds through the issuance of restricted common stock. Our limited resources and lack of operating history may make it difficult to do borrow funds or raise capital. Our inability to borrow funds or raise funds through the issuance of restricted common stock required to facilitate our business plan may have a material adverse effect on our financial condition and future prospects. Any borrowing will subject us to various risks traditionally associated with indebtedness, including the risks of interest rate fluctuations and insufficiency of cash flow to pay principal and interest.

Off-Balance Sheet Arrangements

As of December 31, 2012, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act of 1934.

Contractual Obligations and Commitments

As of December 31, 2012, we did not have any contractual obligations.

Critical Accounting Policies

Use of Estimates The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents. There were no cash equivalents as of December 31, 2012 or 2011.

Stock Based Compensation: Stock-based awards are accounted for using the fair value method in accordance with ASC 718, Share-Based Payments. Our primary type of share-based compensation consists of stock options. We use the Black-Scholes option pricing model in valuing options. The inputs for the valuation analysis of the options include the market value of the Company’s common stock, the estimated volatility of the Company’s common stock, the exercise price of the warrants and the risk free interest rate.

Accounting For Obligations And Instruments Potentially To Be Settled In The Company’s Own Stock: We account for obligations and instruments potentially to be settled in the Company’s stock in accordance with FASB ASC 815, Accounting for Derivative Financial Instruments. This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company’s own stock.

Earnings per Common Share: We compute net income (loss) per share in accordance with ASC 260, Earning per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Income Taxes: We have adopted ASC 740, Accounting for Income Taxes. Pursuant to ASC 740, we are required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

ASC 740 which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry-forwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

Uncertain Tax Positions

Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“ASC 740”) which was effective for the Company on January 1, 2007. ASC 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements.

Our federal and state income tax returns are open for fiscal years ending on or after December 31, 2007. We are not under examination by any jurisdiction for any tax year. At December 31, 2012 we had no material unrecognized tax benefits and no adjustments to liabilities or operations were required under ASC 740.

ITEM 3. DESCRIPTION OF PROPERTY. Back to Table of Contents

The Company’s corporate office is located at 1440 West Bitters Road, San Antonio, Texas 78248. This office space, consisting of approximately 100 square feet, is provided to the Company rent-free by our Chairman and secretary and former acting CFO, Joseph Zekri, until such time as the Company either generates revenues from its operations or raises sufficient capital to fund the costs of a dedicated office, as contemplated by our distribution agreements. At present, the Company believes that our present office space is sufficient for the near future.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT. Back to Table of Contents

The table below discloses any person (including any "group") who is known to the Registrant to be the beneficial owner of more than five (5%) percent of the Registrant's common stock securities and the beneficial ownership of Registrant's director and executive officer. As of January 30, 2014, the Registrant had 284,548,014 shares of common stock issued and outstanding.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock Owned
Shahar Ginsberg, former CEO and CFO	0	0%
1440 W. Bitters Road, #1931, San Antonio, TX 78248

Yoseph Zekri, Secretary and director	21,307,987	7.49%
1440 W. Bitters Road, #1931, San Antonio, TX 78248

Ron Weissberg, CEO, CFO and Chairman	205,283,800	72,14%
7 Hamitnachalim Street, Ganey Yehuda, Israel
Director and Officer (2 people)	226,591,787	79.63%

(1) Applicable percentage ownership is based on 284,548,014 shares of common stock outstanding as of January 30, 2014. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of December 31, 2013 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS Back to Table of Contents

Our director was elected to serve until the next annual meeting of shareholders and until his respective successors will have been elected and will have qualified. The following table sets forth the name, age and position held with respect to our present director and executive officer:

Name	Age	Title	Date Became Executive Officer
Ron Weissberg (1)	55	CEO, CFO and Chairman	12/2013
Shahar Ginsberg (1)	29	Former CEO and CFO	03/2013
Yoseph Zekri (1)	55	Secretary and Director	02/2012

(1) Upon the appointment of Mr. Weissberg as Chairman, CEO and CFO, Mr. Ginsberg resigned as CEO and CFO to pursue other business opportunities and Mr. Zekri stepped down as Chairman but continues to serve as Secretary and a Director.

Ron Weissberg, age 55. From May 2011 to the present, Mr. Weissberg has been an officer and director of Bio-Light Israeli Life Sciences Investments Ltd, a public company listed on the Tel-Aviv Stock Exchange, engaged in the management and commercialization of Biomed innovation. From May 2003 to the present, Mr. Weissberg has been a director of Midroog Ltd., a Credit Rating Agency in Israel engaged in the credit rating business for the domestic Israeli market and an affiliate of Moody's Corporation (NYSE:MCO). From February 1988 to the present, Mr. Weissberg has been an officer and director of The Israel Land Development Company Ltd (ILDC), a public company listed on the Tel-Aviv Stock Exchange engaged in the Real Estate business, principally involving development of commercial and shopping center properties and logistic centers in Israel, Europe and Canada. From 2011 to the present, Mr. Weissberg has also served as Vice-Chairman of ILDC,
From May 1996 to the present, Mr. Weissberg has been a Director of ILD Hotels Ltd, a public company listed on the Tel-Aviv Stock Exchange engaged in the business of owning and managing a chain of hotels in Israel. From June 2008 until October 2010, Mr. Weissberg served as the CEO and a director of Portfolio Green Ltd,, a public company listed on the Tel-Aviv Stock Exchange engaged in the business of Real Estate development in the United States.

Yoseph Zekri, 54, served as CEO, CFO and Chairman of the Company from February 2012 until the appointment of Mr. Ginsberg as CEO and CFO in March 3013, following which has he continued to serve as Secretary and a Director. Mr. Zekri has many years of experience as a senior executive of a variety of private businesses and since 2010 he has been the CEO and principal of Solution's USA, LLC, a private company engaged in importing and selling furniture on both a wholesale and retail basis.

Director Independence

In determining whether or not our director is considered independent the Company used the definition of independence as defined in NASDAQ Rule 4200. Based on that definition we believe that both our directors are independent.

NASDAQ Rule 4200

The NASDAQ Rule 4200, which sets forth several tests to determine whether a director of a listed company is independent. Rule 4200 provides that a director would not be considered independent if the director or an immediate family member accepted any compensation from the listed company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence (excluding compensation for board or board committee service, compensation paid to an immediate family member as a non-executive employee, benefits paid under a tax-qualified retirement plan and non-discretionary compensation).

Directors’ Term of Office

Our directors are elected to serve until the next annual meeting of shareholders and until their respective successors will have been elected and will have qualified.

Board Meetings

During the year ended December 31, 2012, the board of directors had three board meetings.

Audit Committee and Financial Expert, Compensation Committee, Nominations Committee

We do not have any of the above mentioned standing committees because our corporate financial affairs and corporate governance are simple in nature at this stage of development and each financial transaction is approved by our sole officer or director.

Board Leadership Structure

The Company has chosen to combine the principal executive officer and board chairman positions. The Company believes that this board leadership structure is the most appropriate for the Company because the Company is a development stage company and at this early stage it believes that it is more efficient to have the Chairmanship of the Board combined with the principal executive officer of the Company.

The challenges faced by the Company at this stage – obtaining financing and implementing a marketing and sales plan – are most efficiently dealt with by having one person intimately familiar with both the operational aspects as well as the strategic aspects of the Company’s business. Second, Mr. Ron Weissberg is uniquely suited to fulfill both positions of responsibility because he possesses both technical knowledge and management experience.

Code of Ethics

We do not currently have a Code of Ethics applicable to our principal executive officers; however, the Company plans to implement such a code in the fourth quarter of 2013.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent Directors, the functions that would have been performed by such committees are performed by our Board of Directors. Thus, there is a potential conflict of interest in that our Directors have the authority to determine issues concerning management compensation, in essence their own, and audit issues that may affect management decisions. We are not aware of any other conflicts of interest with any of our Executives or Directors.

Board’s Role in Risk Oversight

The Board assesses on an ongoing basis the risks faced by the Company. These risks include financial, technological, competitive, and operational risks. In addition, since the Company does not have an Audit Committee, the Board is also responsible for the assessment and oversight of the Company’s financial risk exposures.

Involvement in Certain Legal Proceedings

We are not aware of any material legal proceedings that have occurred within the past ten years concerning any Director or control person which involved a criminal conviction, a pending criminal proceeding, a pending or concluded administrative or civil proceeding limiting one's participation in the securities or banking industries, or a finding of securities or commodities law violations.

Section 16(a) Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires the Registrant's directors and executive officers, and persons who own beneficially more than ten percent (10%) of the Registrant's Common Stock, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of all filed reports are required to be furnished to the Registrant pursuant to Section 16(a). Based solely on the reports received by the Registrant and on written representations from reporting persons, the Registrant was informed that its officers and directors and ten percent (10%) shareholders has not filed reports required to be filed under Section 16(a).

ITEM 6. EXECUTIVE COMPENSATION Back to Table of Contents

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers during the fiscal years ending December 31, 2012, 2011 and 2010.

Summary Compensation Table
					Long Term
		Annual Compensation			Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Award(s)	Options	Compensation
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)

Yoseph Zekri, CEO, CFO and Chairman (1)	2012	8,250	0	0	0	0	0
	2011	0	0	0	0	0	0
	2010	0	0	0	0	0	0
Matthew Schulman, former CEO and Chairman (2)	2012	3,000	0	0	0	0	0
	2011	0	0	0	0	0	0
	2010	0	0	0	0	0	0
Steven M. Plumb, former CFO and director (3)	2012	0	0	0	0	0	0
	2011	0	0	0	0	0	0
	2010	0	0	0	0	0	0

(1) Mr. Zekri became the Company's CEO, CFO and Chairman in February 2012 and receives $750 per month in compensation for serving as officer and director. He resigned as CEO and CFO on March 17, 2013 but remained as our Secretary and Chairman. On March 17, 2013, Mr. Shahar Ginsberg became the Company's CEO and CFO
(2) Mr. Schulman became the Company's CEO and Chairman 2008 and resigned in February 2012. He has not received any cash compensation for serving as officer and director.
(3) Mr. Plumb became the Company's CFO and Chairman 2008 and resigned in February 2012. He has not received any cash compensation for serving as officer and director.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE Back to Table of Contents

On February 9, 2012, the Company issued 7,020,500 shares upon the conversion of a $50,000 convertible note plus accrued interest of $20,500, which note was due to Haim Silber, a former related party.

The Company’s corporate office consists of approximately 100 square feet and is provided to the Company rent-free by his former CEO. This arrangement remains in place until such time that the Company generates revenues from its operations.

ITEM 8. LEGAL PROCEEDINGS Back to Table of Contents

There are no pending legal proceedings to which the Company is a party or in which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company. The Company's property is not the subject of any pending legal proceedings.

ITEM 9. MARKET PRICE OF FOR REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER MATTER Back to Table of Contents

Market Information

The Company’s common stock is subject to quotation on the OTC market under the symbol “ADBI”. There is currently no active trading market in the common stock on the OTC market. There can be no assurance that there will be an active trading market for the common stock once the Company becomes a reporting company under the Exchange Act. In the event that an active trading market commences, there can be no assurance as to the market price of the shares of common stock, whether any trading market will provide liquidity to investors, or whether any trading market will be sustained.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.
	Fiscal 2012		Fiscal 2011		Fiscal 2010
	High	Low	High	Low	High	Low
First Quarter ended March 31	$0.0078	$0.0032	$0.12	$0.01	$6.90	$1.66
Second Quarter ended June 30	$0.01	$0.0042	$0.03	$0.01	$6.50	$0.98
Third Quarter ended September 30	$0.088	$0.0055	$0.02	$0.01	$1.55	$0.11
Fourth Quarter ended December 31	$0.05	$0.0012	$0.01	$0.01	$1.05	$0.05

As of September 30, 2013, our shares of common stock were held by approximately 166 shareholders. The transfer agent of our common stock is Transfer Online, 512 SE Salmon Street, Portland, OR 97214-3444, Phone: (503) 227-2950.

Dividends

Holders of common stock are entitled to dividends when, as, and if declared by the Board of Directors, out of funds legally available therefore. We have never declared cash dividends on its common stock and our Board of Directors does not anticipate paying cash dividends in the foreseeable future as it intends to retain future earnings to finance the growth of our businesses. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

Securities Authorized for Issuance Under Equity Compensation Plans

No equity compensation plan or agreements under which our common stock is authorized for issuance has been adopted during the fiscal year ended December 31, 2012.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES Back to Table of Contents

Date	Title	Shares Issued	Persons	Consideration
06/16/2010	Common Stock	500,000	Amos Epstein	For services provided valued at $1.25 per share (1)
06/16/2010	Common Stock	20,000,000	Matthew Schulman, former CEO	Valued at fair value of services provided or $0.001 per share (1)
06/16/2010	Common Stock	500,000	Ian Hurwitz	For services provided valued at $1.25 per share (1)
06/16/2010	Common Stock	400,000	Kobi Karyam	For services provided valued at $1.25 per share (1)
06/16/2010	Common Stock	500,000	Matthew Schulman, former CEO, CFO	For services provided valued at $1.25 per share (1)
06/16/2010	Common Stock	20,000,000	Steven Plumb, former CFO	Valued at fair value of services provided or $0.001 per share (1)
06/16/2010	Common Stock	500,000	Shimon Tal	For services provided valued at $1.25 per share (1)
06/16/2010	Common Stock	20,000,000	Henry Blum	Valued at fair value of services provided or $0.001 per share (1)
06/21/2010	Common Stock	5,689,041	Avi Meir	Converted pursuant to the terms of debt agreement, no gain or loss
06/30/2010	Common Stock	1,000,000	American International Indutries, Inc.	For services provided valued at $1.37 per share (1)
06/30/2010	Common Stock	500,000	Ian Hurwitz	For services provided valued at $1.37 per share (1)
06/30/2010	Common Stock	20,000	Lewis K. Harley	For services provided valued at $1.37 per share (1)
06/30/2010	Common Stock	6,500	RapBaisMenachem Foundation	Charitable donation valued at $1.37 per share
06/30/2010	Common Stock	6,500	Yeshiva Mesivta Menachmen	Charitable donation valued at $1.37 per share
06/30/2010	Common Stock	50,000	Scott Wolinsky	In exchange for patent valued at $1.50
02/09/2012	Common Stock	7,020,500	Haim Silber	Conversion of $70,500 in debt into equity

(1) The shares valued at the closing market price on the date of issuance except of shares issued to Matthew Schulman, former CEO, Steven Plumb, former CFO and Henry Blum, whose shares were valued at fair value of services provided.

The Company believes that the issuances and sale of the restricted shares were exempt from registration pursuant to Section 4(2) of the Act as privately negotiated, isolated, non-recurring transactions not involving any public solicitation. The recipients in each case represented their intention to acquire the securities for investment only and not with a view to the distribution thereof. Appropriate restrictive legends are affixed to the stock certificates issued in such transactions. All recipients of restricted shares either received adequate information about the Company or had access, through employment, relation and/or business relationships with the Company to such information.

ITEM 11. DESCRIPTION OF SECURITIES TO BE REGISTERED Back to Table of Contents

Capital Stock

The Corporation’s authorized shares of common stock is 500,000,000 shares, par value $0.0001, and 25,000,000 shares of preferred stock, no par value. Each share of common stock entitles a stockholder to one vote on all matters upon which shareholders are permitted to vote. No stockholder has any preemptive right or other similar right to purchase or subscribe for any additional securities issued by us, and no stockholder has any right to convert the common stock into other securities. No shares of common stock are subject to redemption or any sinking fund provisions. All the outstanding shares of our common stock are fully paid and non-assessable. Our shareholders of common stock are entitled to dividends when, as and if declared by our board from funds legally available therefore and, upon liquidation, to a pro-rata share in any distribution to shareholders. We do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

Provisions Having A Possible Anti-Takeover Effect

Our Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by our board and to discourage certain types of transactions which may involve an actual or threatened change of our control. Our board is authorized to adopt, alter, amend and repeal our Bylaws or to adopt new Bylaws.

ITEM 12. INDEMNIFICATION OF OFFICERS AND DIRECTORS Back to Table of Contents

We are incorporated in the State of New Jersey. Section 14A:3-5 of the Business Corporation Law of the State of New Jersey provides that any corporation shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been a corporate agent if such corporate agent acted in good faith and in the best interest of the corporation and with respect to any criminal proceeding, such corporate agent has no reasonable cause to believe his conduct was unlawful.

The New Jersey Business Corporation Act and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors and our employees. The bylaws require us to indemnify such persons to the fullest extent permitted by New Jersey law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have no other indemnification provisions in our Certificate of Incorporation, Bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA Back to Table of Contents>

Balance Sheets as of September 30, 2013 (Unaudited) and December 31, 2012
Statements of Operations for the Three and Nine Months Ended September 30, 2013 and 2012, and Period From Re-Entering Development Stage (January 1, 2010) to September 30, 2013 (Unaudited)
Statements of Cash Flows for the Nine Months Ended September 30, 2013 and 2012, and Period From Re-Entering Development Stage (January 1, 2010) to September 30, 2013 (Unaudited)
Notes to Unaudited Financial Statements

Report of Independent Registered Public Accounting Firm
Financial Statements:

Balance Sheets as of December 31, 2012 and December 31, 2011
Statements of Operations for the Years Ended December 31, 2012 and December 31, 2011, and Period From Re-Entering Development Stage (January 1, 2010) to December 31, 2012
Statements of Changes in Stockholders' Equity for the Period from Re-Entry into the Development Stage (January 1, 2010) to December 31, 2012
Statements of Cash Flows for the Years Ended December 31, 2012 and December 31, 2011, and Period From Re-Entering Development Stage (January 1, 2010) to December 31, 2012
Notes to Financial Statements

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
f/k/a Centriforce Technology Corporation
BALANCE SHEETS

	September 30, 2013
	(Unaudited)	December 31, 2012
ASSETS
Current assets:
Cash	$968	$2,900
Prepaid expenses	9	909
Total current assets	977	3,809

Total Assets	$977	$3,809

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
Accrued expenses	$41,341	$31,383
Convertible notes - payable to related parties, net of discount	126,545	85,096
Total current liabilities	167,886	116,479

Stockholders' equity (deficit):
Preferred stock, no par value; 25,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; and
76,994,799 issued and outstanding at September 30, 2013 and December 31, 2012, respectively	76,995	76,995
Additional paid-in capital	2,280,103	2,224,460
Deficit accumulated before re-entry to the development stage	(1,181,316)	(1,181,316)
Accumulated deficit after re-entry to development stage	(1,342,691)	(1,232,809)
Total stockholders' equity (deficit)	(166,909)	(112,670)
Total Liabilities and Stockholders' Equity (Deficit)	$977	$3,809

See Notes to Unaudited Interim Financial Statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
f/k/a Centriforce Technology Corporation
STATEMENTS OF OPERATIONS
For the Three and Nine Month Periods Ended September 30, 2013 and 2012
And From the Period Re-Entering Development Stage (January 1, 2010) to September 30, 2013
(Unaudited)

					For the period
					from re-entering
					development stage
	For the three	For the three	For the nine	For the nine	(January 1, 2010)
	months ended	months ended	months ended	months ended	to September 30, 2013
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012	(Unaudited)

Revenues	$-	$-	$-	$-	$-

Expenses
General and administrative	12,610	9,091	55,173	33,276	1,182,785
Total costs and expenses	12,610	9,091	55,173	33,276	1,182,785

Other income (expense)
Interest expense	(21,067)	(3,283)	(54,709)	(9,330)	(159,906)

Loss from continuing operations before income taxes	(33,677)	(12,374)	(109,882)	(42,606)	(1,342,691)
Income tax	-	-	-	-	-

Net loss	$(33,677)	$(12,374)	$(109,882)	$(42,606)	$(1,342,691)

Basic and diluted per share amount:
Basic and diluted net loss	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding (basic and diluted)	76,994,799	77,024,299	76,994,799	75,840,722

See Notes to Unaudited Interim Financial Statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
For the Nine Month Periods Ended September 30, 2013 and 2012
And From the Period Re-Entering Development Stage (January 1, 2010) to September 30, 2013
(Unaudited)

			For the period
			from re-entering
	For the nine	For the nine	development stage
	months ended	months ended	(January 1, 2010) to
	September 30, 2013	September 30, 2012	September 30, 2013 (Unaudited)

Cash flows from operating activities:
Net loss	$(109,882)	$(42,606)	$(1,342,691)
Adjustments to reconcile net loss to net cash used in operating activities:
Donated services	9,000	9,000	33,000
Shares issued for services	-	-	991,737
Amortization of debt discount	40,592	5,696	103,202
Changes in assets and liabilities:
(Increase) decrease in prepaid expenses	900	-	1,809
Increase (decrease) in accounts payable and accrued expenses	9,958	(8,166)	108,110
Cash provided by (used in) operating activities	(49,432)	(36,076)	(104,833)

Cash flow from financing activities:
Proceeds from issuance of common stock	-	-	2,000
Proceeds from issuance of convertible notes	47,500	36,836	103,626
Cash provided by financing activities	47,500	36,836	105,626

Change in cash	(1,932)	760	793
Cash - beginning of period	2,900	-	175
Cash - end of period	$968	$760	$968

Supplemental Cash Flow Disclosure:
Debt converted to common stock	$-	$70,500	$127,390
Discount on convertible debt	$46,643	$-	$130,157

See Notes to Unaudited Interim Financial Statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
f/k/a Centriforce Technology Corporation
Notes to Unaudited Interim Financial Statements
September 30, 2013

1.    The Company and Significant Accounting Policies

Organizational Background: ADB International Group, Inc., (“ADBI” or the “Company”) is a New Jersey corporation based in Florida with offices in Israel. ADB International Group, Inc. (“ADB”) is a holding company with two subsidiaries. Centriforce Technology Corp (Centriforce), which is wholly owned by ADB, and Subsea Oil Technologies, Inc.

Significant Accounting Policies

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents. There were no cash equivalents as of September 30, 2013 and December 31, 2012.

Property and Equipment: New property and equipment are recorded at cost. Property and equipment included in the bankruptcy proceedings and transferred to the Trustee had been valued at liquidation value. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally 5 years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Development Stage Enterprise: As of January 1, 2010, the Company re-entered the development stage. The financial statements have been updated to reflect this change as of this date.

Valuation of Long-Lived Assets: We review the recoverability of our long-lived assets including equipment, goodwill and other intangible assets, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on our ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. Our primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Stock Based Compensation: Stock-based awards are accounted for using the fair value method in accordance with ASC 718, Share-Based Payments. Our primary type of share-based compensation consists of stock options. We use the Black-Scholes option pricing model in valuing options. The inputs for the valuation analysis of the options include the market value of the Company’s common stock, the estimated volatility of the Company’s common stock, the exercise price of the warrants and the risk free interest rate.

Accounting For Obligations And Instruments Potentially To Be Settled In The Company’s Own Stock: We account for obligations and instruments potentially to be settled in the Company’s stock in accordance with FASB ASC 815, Accounting for Derivative Financial Instruments. This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company’s own stock.

Fair Value of Financial Instruments: As defined in ASC 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”), fair value is based on the price that would be received to sell an asset or pay to transfer a liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, ASC 820-10 establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

• Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

• Level 2: Other inputs that are observable, directly or indirectly, such as quoted prices for similar assets and liabilities or market corroborated inputs.

• Level 3: Unobservable inputs are used when little or no market data is available, which requires the Company to develop its own assumptions about how market participants would value the assets or liabilities. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques in its assessment that maximize the use of observable inputs and minimize the use of unobservable inputs. The following table presents the Company’s financial assets and liabilities that are carried at fair value, classified according to the three categories described above:

Fair Value Measurements at September 30, 2013
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical Assets	Observable Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
None	$-	$-	$-	$-
Total assets at fair value	$-	$-	$-	$-

Fair Value Measurements at December 31, 2012
		Quoted Prices in Active	Significant Other	Significant
		Markets for Identical Assets	Observable Inputs	Unobservable Inputs
	Total	(Level 1)	(Level 2)	(Level 3)
None	$-	$-	$-	$-
Total assets at fair value	$-	$-	$-	$-

Earnings per Common Share: We compute net income (loss) per share in accordance with ASC 260, Earning per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Income Taxes: We have adopted ASC 740, Accounting for Income Taxes. Pursuant to ASC 740, we are required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

ASC 740 which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry-forwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

Uncertain Tax Positions

Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“ASC 740”) which was effective for the Company on January 1, 2007.  FIN No. 48 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position.  The tax benefits recognized in the financial statements from such position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements.

Our federal and state income tax returns are open for fiscal years ending on or after December 31, 2007. We are not under examination by any jurisdiction for any tax year. At December 31, 2012 we had no material unrecognized tax benefits and no adjustments to liabilities or operations were required under ASC 740.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, to improve the transparency of reporting these reclassifications. Other comprehensive income includes gains and losses that are initially excluded from net income for an accounting period. Those gains and losses are later reclassified out of accumulated other comprehensive income into net income. The amendments in the ASU do not change the current requirements for reporting net income or other comprehensive income in financial statements. All of the information that this ASU requires already is required to be disclosed elsewhere in the financial statements under U.S. GAAP. The new amendments will require an organization to:

- Present (either on the face of the statement where net income is presented or in the notes) the effects on the line items of net income of significant amounts reclassified out of accumulated other comprehensive income - but only if the item reclassified is required under U.S. GAAP to be reclassified to net income in its entirety in the same reporting period; and

- Cross-reference to other disclosures currently required under U.S. GAAP for other reclassification items (that are not required under U.S. GAAP) to be reclassified directly to net income in their entirety in the same reporting period. This would be the case when a portion of the amount reclassified out of accumulated other comprehensive income is initially transferred to a balance sheet account (e.g., inventory for pension-related amounts) instead of directly to income or expense.

The amendments apply to all public and private companies that report items of other comprehensive income. Public companies are required to comply with these amendments for all reporting periods (interim and annual). The amendments are effective for reporting periods beginning after December 15, 2012, for public companies. Early adoption is permitted. The adoption of ASU No. 2013-02 is not expected to have a material impact on our financial position or results of operations.

In January 2013, the FASB issued ASU No. 2013-01, Balance Sheet (Topic 210): Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities, which clarifies which instruments and transactions are subject to the offsetting disclosure requirements originally established by ASU 2011-11. The new ASU addresses preparer concerns that the scope of the disclosure requirements under ASU 2011-11 was overly broad and imposed unintended costs that were not commensurate with estimated benefits to financial statement users. In choosing to narrow the scope of the offsetting disclosures, the Board determined that it could make them more operable and cost effective for preparers while still giving financial statement users sufficient information to analyze the most significant presentation differences between financial statements prepared in accordance with U.S. GAAP and those prepared under IFRSs. Like ASU 2011-11, the amendments in this update will be effective for fiscal periods beginning on, or after January 1, 2013. The adoption of ASU 2013-01 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

The Financial Statements presented herein have been prepared by us in accordance with the accounting policies described in our December 31, 2012 Annual Report and should be read in conjunction with the Notes to Financial Statements which appear in that report.

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on going basis, we evaluate our estimates, including those related intangible assets, income taxes, insurance obligations and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other resources. Actual results may differ from these estimates under different assumptions or conditions.

In the opinion of management, the information furnished in these interim financial statements reflects all adjustments necessary for a fair statement of the financial position and results of operations and cash flows as of and for the three and nine-month periods ended September 30, 2013 and 2012. All such adjustments are of a normal recurring nature. The Financial Statements do not include some information and notes necessary to conform to annual reporting requirements.

2. Stockholders' Equity

Common Stock

We are currently authorized to issue up to 500,000,000 shares of $0.001 par value common stock. All issued shares of common stock are entitled to vote on a 1 share/1 vote basis.

In June 2010, the Company issued the following shares of common stock:

Common Stock	500,000	Amos Epstein	For services provided valued at $1.25 per share (1)
Common Stock	20,000,000	Matthew Schulman, former CEO	Valued at fair value of services provided or $0.001 per share (1)
Common Stock	500,000	Ian Hurwitz	For services provided valued at $1.25 per share (1)
Common Stock	400,000	Kobi Karyam	For services provided valued at $1.25 per share (1)
Common Stock	500,000	Matthew Schulman, former CEO, CFO	For services provided valued at $1.25 per share (1)
Common Stock	20,000,000	Steven Plumb, former CFO	Valued at fair value of services provided or $0.001 per share (1)
Common Stock	500,000	Shimon Tal	For services provided valued at $1.25 per share (1)
Common Stock	20,000,000	Henry Blum	Valued at fair value of services provided or $0.001 per share (1)
Common Stock	5,689,041	Avi Meir	Converted in terms of agreement, no gain or loss
Common Stock	1,000,000	American International Indutries, Inc.	For services provided valued at $1.37 per share (1)
Common Stock	500,000	Ian Hurwitz	For services provided valued at $1.37 per share (1)
Common Stock	20,000	Lewis K. Harley	For services provided valued at $1.37 per share (1)
Common Stock	6,500	RapBaisMenachem Foundation	Charitable donation valued at $1.37 per share
Common Stock	6,500	Yeshiva Mesivta Menachmen	Charitable donation valued at $1.37 per share
Common Stock	50,000	Scott Wolinsky	In exchange for patent valued at $1.50

(1) The shares valued at the closing market price on the date of issuance except of shares issued to Matthew Schulman, former CEO, Steven Plumb, former CFO and Henry Blum, whose shares were valued ar fair value of services provided.
In 2011, our former CEO provided services to the Company without cost valued at $12,000.
In 2012, and since re-entereing development stage, the Company issued 7,020,500 shares in connection with the conversion of debt into equity.

In 2011, our former CEO provided services to the Company without cost valued at $12,000.

In 2012, and since re-entering development stage, the Company issued 7,020,500 shares in connection with the conversion of debt into equity.

Stock Issued upon conversion of debt

During the year ended December 31, 2012, we issued 7,020,500 shares of our common stock in settlement of $50,000 due to a former related party plus associated accrued interest of $20,500. The conversion occurred within the terms of the promissory note and no gain or loss resulted.

Preferred Stock

We are currently authorized to issue up to 10,000,000 shares of $ 0.001 preferred stock. Effective December 31, 2007 the board of directors approved the cancellation of all previously issued preferred shares and approved the cancellation and extinguishment of all common and preferred share conversion rights of any kind, including without limitation, warrants, options, convertible debt instruments and convertible preferred stock of every series and accompanying conversion rights of any kind.

Stock Options

There are no employee or non-employee option grants.

3. Disposition of Inactive Subsidiaries

On January 30, 2012 ADBI relinquished its 100% ownership and all rights to Centriforce Technology Corporation and its 50% ownership in Sub Sea Oil Technologies, Inc. The underlying assets of both Centriforce and SubSea had no value at that time.

4. Convertible Notes

During the nine months ended September 30, 2013, we received $47,500 through the issuance of eight convertible notes. The notes bear interest at the rate of 15% per annum and have a maturity date of 12 months. The notes are convertible into common stock $0.0035 per share and the Company recorded amortization expenses related to their beneficial conversion features of $40,592 during the nine months ended September 30, 2013. The Company recorded total interest expense in the amount of $54,709 during the nine months ended September 30, 2013 including a total of $40,592 in amortization of debt discount and $14,117 in accrued interest.

During the nine months ended September 30, 2012, we received a total of $36,836 through the issuance of eight convertible notes. The notes bear interest at the rate of 15% per annum and have a maturity date of 12 months. The notes are convertible into common stock $0.001 per share. The Company recorded interest expense in the amount of $9,330 during that period including a total of $5,696 in amortization of debt discount and $3,634 in accrued interest.

5. Related Party Transactions

During the nine months ended September 30, 2013, we recorded $9,000 of donated rent and services as expense and donated capital. Mr. Zekri, our Secretary and director, provided without cost to the Company his services valued at $800 per month which totaled $7,200 for the nine months ended September 30, 2013. He also provided without cost to the Company office space valued at $200 per month, which totaled $1,800 for the nine-month period ended September 30, 2013.

6. Development Stage Activities and Going Concern

The Company is currently in the development stage, which it re-entered on January 1, 2010 and has limited operations. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenue to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of September 30, 2013, the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

7. Subsequent Events

There were no subsequent events following the period ended September, 30, 2013.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Back to Table of Contents

To the Board of Directors
ADB International Group, Inc.
San Antonio, Texas

We have audited the accompanying balance sheets of ADB International Group, Inc.(A Development Stage Company) as of December 31, 2012 and 2011and the related statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of ADB International Group, Inc. as of December 31, 2010, were audited by other auditors whose report dated March 31, 2012 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ADB International Group, Inc. as of December 31, 2012 and 2011 and the results of its operations and cash flows for the period described above in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the financial statements, the Company suffered a net loss from operations and has a net capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas
November 19, 2013

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
f/k/a Centriforce Technology Corporation
BALANCE SHEETS

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash	$2,900	$-
Prepaid expenses	909	-
Total current assets	3,809	-

Total Assets	$3,809	$-

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current liabilities:
Accrued expenses	$31,383	$36,699
Convertible notes payable to related parties	85,096	100,000
Total current liabilities	116,479	136,699

Stockholders' deficiency:
Preferred stock, no par value; 25,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; and
76,994,799 and 69,974,299 issued and outstanding at December 31, 2012 and 2011, respectively	76,995	69,974
Additional paid in capital	2,224,460	2,115,467
Deficit accumulated before re-entry to the development stage	(1,181,316)	(1,181,316)
Accumulated deficit after re-entry to development stage	(1,232,809)	(1,140,824)
Total stockholders' equity (deficit)	(112,670)	(136,699)
Total Liabilities and Stockholders' Equity (Deficit)	$3,809	$-

See Summary of Significant Accounting Policies and Notes to Financial Statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
f/k/a Centriforce Technology Corporation
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011 AND FOR THE PERIOD FROM
RE-ENTERING DEVELOPMENT STAGE (JANUARY 1, 2010) TO DECEMBER 31, 2012

			For the period from
			re-entering development
	For the year	For the year	stage (January 1, 2010)
	ended	ended	to December 31, 2012
	December 31, 2012	December 31, 2011	(Unaudited)

Revenues	$-	$-	$-

Expenses
General and administrative	66,850	16,535	1,127,612
Total costs and expenses	66,850	16,535	1,127,612

Other income (expense)
Interest expense	25,135	14,857	105,197

Loss from continuing operations before income taxes	(91,985)	(31,392)	(1,232,809)
Income tax	-	-	-

Net loss	$(91,985)	$(31,392)	$(1,232,809)

(Loss) per common share - basic and diluted
Continuing operations	-	-
Basic and diluted net loss	$-	$-

Weighted average number of common shares outstanding (basic and diluted)	76,227,531	69,974,299

See Summary of Significant Accounting Policies and Notes to Financial Statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
f/k/a Centriforce Technology Corporation
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
FOR PERIOD FROM RE-ENTRY INTO THE DEVELOPMENT STAGE (JANUARY 1, 2010) UNTIL DECEMBER 31, 2012

			Additional	Accumulated	Accumulated	Total
	Common		Paid-in	Deficit after Re-Entry	Deficit before Re-Entry	Stockholders'
	Shares	Amount	Capital	to Development Stage	to Development Stage	Equity (Deficit)
Balance at year ended December 31, 2009 (Unaudited)	300,258	$300	$1,072,514	$-	$(1,181,316)	$(108,500)
Stock issued for cash	2,000	2	1,998			2,000
Stock issued for services	63,983,000	63,983	927,754			991,737
Stock issued upon conversion of debt	5,689,041	5,689	51,201			56,890
Discount on convertible note			50,000			50,000
Net loss				(1,109,432)	-	(1,109,432)
Balance at December 31, 2010 (Unaudited)	69,974,299	$69,974	$2,103,467	$(1,109,432)	$(1,181,316)	$(117,307)
Donated services and rent	-	-	12,000	-	-	12,000
Net loss	-	-	-	(31,392)	-	(31,392)
Balance at December 31, 2011	69,974,299	$69,974	$2,115,467	(1,140,824)	$(1,181,316)	$(136,699)
Note converted	7,020,500	7,021	63,479	-	-	70,500
Donated services and rent	-	-	12,000	-	-	12,000
Discount on convertible note			33,514			33,514
Net loss	-	-	-	(91,985)	-	(91,985)
Balance at December 31, 2012	76,994,799	$76,995	$2,224,460	$(1,232,809)	$(1,181,316)	$(112,670)

See Summary of Significant Accounting Policies and Notes to Financial Statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011 AND FOR THE PERIOD
FROM RE-ENTERING DEVELOPMENT STAGE (JANUARY 1, 2010) TO DECEMBER 31, 2012

			For the period from re-entering
			development stage (January 1, 2010)
	For the year ended	For the year ended	to December 31, 2012
	December 31, 2012	December 31, 2011	(Unaudited)

Cash flows from operating activities:
Net loss	$(91,985)	$(31,392)	$(1,232,809)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	12,610	-	62,610
Donated services	12,000	12,000	24,000
Shares issued for services	-	-	991,737
Changes in assets and liabilities:
Increase in prepaid expenses	909	-	909
Increase (decrease) in accounts payable and accrued expenses	15,058	19,392	98,152
Cash provided by (used in) operating activities	(53,226)	-	(55,401)

Cash flow from financing activities:
Proceeds from sale of common stock	-	-	2,000
Proceeds from issuance of convertible notes payable	56,126	-	56,126
Cash provided by financing activities	56,126	-	58,126

Change in cash	2,900	-	2,725

Cash - beginning of period	-	-	175

Cash - end of period	$2,900	$-	$2,900

Non cash transactions:
Conversion of debt into equity	$70,500	$-	$127,390
Discount on convertible debt	$33,514	$-	$33,514

See Summary of Significant Accounting Policies and Notes to Financial Statements.

ADB INTERNATIONAL GROUP, INC.
(A Development Stage Company)
f/k/a Centriforce Technology Corporation
Background and Significant Accounting Policies
December 31, 2012

1. The Company

Organizational Background: ADB International Group, Inc., (“ADBI” or the “Company”) is a New Jersey corporation based in Florida with offices in Israel. ADB International Group, Inc. (“ADB”) is a holding company with two subsidiaries. Centriforce Technology Corp (Centriforce), which is wholly owned by ADB, and Subsea Oil Technologies, Inc.

Significant Accounting Policies

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Cash and Cash Equivalents: For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents. There were no cash equivalents as of December 31, 2012 or 2011.

Development Stage Enterprise: As of January 1, 2010, the Company re-entered the development stage. The financial statements have been updated to reflect this change as of this date.

Stock Based Compensation: Stock-based awards are accounted for using the fair value method in accordance with ASC 718, Share-Based Payments. Our primary type of share-based compensation consists of stock options. We use the Black-Scholes option pricing model in valuing options. The inputs for the valuation analysis of the options include the market value of the Company’s common stock, the estimated volatility of the Company’s common stock, the exercise price of the warrants and the risk free interest rate.

Accounting For Obligations And Instruments Potentially To Be Settled In The Company’s Own Stock: We account for obligations and instruments potentially to be settled in the Company’s stock in accordance with FASB ASC 815, Accounting for Derivative Financial Instruments. This issue addresses the initial balance sheet classification and measurement of contracts that are indexed to, and potentially settled in, the Company’s own stock.

Earnings per Common Share: We compute net income (loss) per share in accordance with ASC 260, Earning per Share. ASC 260 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Income Taxes: We have adopted ASC 740, Accounting for Income Taxes. Pursuant to ASC 740, we are required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

We must make certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of certain tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes.

Deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. ASC 740 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of our net deferred tax assets is dependent upon our generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. We have determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against substantially all of our net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If our assessment of the deferred tax assets or the corresponding valuation allowance were to change, we would record the related adjustment to income during the period in which we make the determination. Our tax rate may also vary based on our results and the mix of income or loss in domestic and foreign tax jurisdictions in which we operate.

In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. We recognize liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and to the extent to which, additional taxes will be due. If we ultimately determine that payment of these amounts is unnecessary, we will reverse the liability and recognize a tax benefit during the period in which we determine that the liability is no longer necessary. We will record an additional charge in our provision for taxes in the period in which we determine that the recorded tax liability is less than we expect the ultimate assessment to be.

ASC 740 which requires recognition of estimated income taxes payable or refundable on income tax returns for the current year and for the estimated future tax effect attributable to temporary differences and carry-forwards. Measurement of deferred income tax is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized.

Uncertain Tax Positions

The Financial Accounting Standards Board issued Interpretation No. 740, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, Accounting for Income Taxes” (“FIN No. 740”) which was effective for the Company on January 1, 2007.  ASC No. 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements.  Under ASC No. 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position.  The tax benefits recognized in the financial statements from such position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  ASC No. 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure requirements.

Our federal and state income tax returns are open for fiscal years ending on or after December 31, 2007. We are not under examination by any jurisdiction for any tax year. At December 31, 2012 we had no material unrecognized tax benefits and no adjustments to liabilities or operations were required under ASC 740.

Recent Accounting Pronouncements

In October 2012, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2012-04, “Technical Corrections and Improvements” in Accounting Standards Update No. 2012-04. The amendments in this update cover a wide range of Topics in the Accounting Standards Codification. These amendments include technical corrections and improvements to the Accounting Standards Codification and conforming amendments related to fair value measurements. The amendments in this update will be effective for fiscal periods beginning after December 15, 2012. The adoption of ASU 2012-04 is not expected to have a material impact on our financial position or results of operations.

In August 2012, the FASB issued ASU 2012-03, “Technical Amendments and Corrections to SEC Sections: Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 114, Technical Amendments Pursuant to SEC Release No. 33-9250, and Corrections Related to FASB Accounting Standards Update 2010-22 (SEC Update)” in Accounting Standards Update No. 2012-03. This update amends various SEC paragraphs pursuant to the issuance of SAB No. 114. The adoption of ASU 2012-03 is not expected to have a material impact on our financial position or results of operations.

In July 2012, the FASB issued ASU 2012-02, “Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment” in Accounting Standards Update No. 2012-02. This update amends ASU 2011-08, Intangibles – Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment and permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test in accordance with Subtopic 350-30, Intangibles - Goodwill and Other - General Intangibles Other than Goodwill. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual and interim impairment tests performed as of a date before July 27, 2012, if a public entity’s financial statements for the most recent annual or interim period have not yet been issued or, for nonpublic entities, have not yet been made available for issuance. The adoption of ASU 2012-02 is not expected to have a material impact on our financial position or results of operations.

In December 2011, the FASB issued ASU 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items out of Accumulated Other Comprehensive Income” in Accounting Standards Update No. 2011-05. This update defers the requirement to present items that are reclassified from accumulated other comprehensive income to net income in both the statement of income where net income is presented and the statement where other comprehensive income is presented. The adoption of ASU 2011-12 is not expected to have a material impact on our financial position or results of operations.

In December 2011, the FASB issued ASU No. 2011-11 “Balance Sheet: Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”). This Update requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of U.S. GAAP and those entities that prepare their financial statements on the basis of IFRS. The amended guidance is effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. The Company is currently evaluating the impact, if any, that the adoption of this pronouncement may have on its results of operations or financial position.

Management does not anticipate that the adoption of these standards will have a material impact on the financial statements.

2. Income Taxes

We have adopted ASC 740, Income Taxes, which provides for the recognition of a deferred tax asset based upon the value the loss carry-forwards will have to reduce future income taxes and management's estimate of the probability of the realization of these tax benefits. Our net operating loss carryovers incurred prior to 2007 considered available to reduce future income taxes were reduced or eliminated through our recent change of control (I.R.C. Section 382(a)) and the continuity of business limitation of I.R.C. Section 382(c).

		December 31
		2012		2011
Deferred tax assets:	$		$
Net operating loss carry forward		(485,022)		(461,441)
Valuation allowance for deferred tax assets		485,022		461,441
Net deferred asset		$-		$-

Future utilization of currently generated federal and state NOL and tax credit carry forwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. The annual limitation may result in the expiration of NOL and tax credit carry-forwards before full utilization.

3. Commitments

The Company is not a party to any leases and does not have any commitments.

4. Stockholders' Equity

Common Stock

We are currently authorized to issue up to 500,000,000 shares of $0.001 par value common stock. All issued shares of common stock are entitled to vote on a 1 share/1 vote basis.

In June 2010, the Company issued the following shares of common stock:

Common Stock	500,000	Amos Epstein	For services provided valued at $1.25 per share (1)
Common Stock	20,000,000	Matthew Schulman, former CEO	Valued at fair value of services provided or $0.001 per share (1)
Common Stock	500,000	Ian Hurwitz	For services provided valued at $1.25 per share (1)
Common Stock	400,000	Kobi Karyam	For services provided valued at $1.25 per share (1)
Common Stock	500,000	Matthew Schulman, former CEO, CFO	For services provided valued at $1.25 per share (1)
Common Stock	20,000,000	Steven Plumb, former CFO	Valued at fair value of services provided or $0.001 per share (1)
Common Stock	500,000	Shimon Tal	For services provided valued at $1.25 per share (1)
Common Stock	20,000,000	Henry Blum	Valued at fair value of services provided or $0.001 per share (1)
Common Stock	5,689,041	Avi Meir	Converted in terms of agreement, no gain or loss
Common Stock	1,000,000	American International Indutries, Inc.	For services provided valued at $1.37 per share (1)
Common Stock	500,000	Ian Hurwitz	For services provided valued at $1.37 per share (1)
Common Stock	20,000	Lewis K. Harley	For services provided valued at $1.37 per share (1)
Common Stock	6,500	RapBaisMenachem Foundation	Charitable donation valued at $1.37 per share
Common Stock	6,500	Yeshiva Mesivta Menachmen	Charitable donation valued at $1.37 per share
Common Stock	50,000	Scott Wolinsky	In exchange for patent valued at $1.50

(1) The shares valued at the closing market price on the date of issuance except of shares issued to Matthew Schulman, former CEO, Steven Plumb, former CFO and Henry Blum, whose shares were valued ar fair value of services provided.

In 2011, our former CEO provided services to the Company without cost valued at $12,000. In 2012, and since re-entereing development stage, the Company issued 7,020,500 shares in connection with the convertion of debt into equity.

Stock Issued upon conversion of debt

During the year ended December 31, 2012, we issued 7,020,500 shares of our common stock in settlement of $50,000 due to a former related party plus associated accrued interest of $20,500. The conversion occurred within the terms of the promissory note and no gain or loss resulted.

Preferred Stock
We are currently authorized to issue up to 10,000,000 shares of $ 0.001 preferred stock. Effective December 31, 2007, the board of directors approved the cancellation of all previously issued preferred shares and approved the cancellation and extinguishment of all common and preferred share conversion rights of any kind, including without limitation, warrants, options, convertible debt instruments and convertible preferred stock of every series and accompanying conversion rights of any kind.

Stock Options
There are no employee or non-employee option grants.

5. Disposition of Inactive Subsidiaries

On January 30, 2012 ADBI relinquished its 100% ownership and all rights to Centriforce Technology Corporation and its 50% ownership in Sub Sea Oil Technologies, Inc. The underlying assets of both Centriforce and SubSea had no value at that time and there were no related liabilities for either entity.

6. Convertible Notes

During 2012, the Company received a total of $56,126 through the issuance of convertible notes to 5 shareholders. The notes bear interest at the rate of 15% per annum and having a maturity date of 12 months. The notes are convertible into common stock par value $0.001 per share. The Company recorded interest expense on the amount of $25,135 during 2012 and $12,610 in amortization of debt discount during 2012.

7. Related Party Transactions

Mr. Zekri, our Secretary and director, provided without cost to the Company his services valued at $800 per month which totaled $9,600 for 2012 and 2011. He also provided without cost to the Company office space valued at $200 per month, which totaled $2,400 for the twelve-month periods ended December 31, 2012 and 2011.

8. Development Stage Activities and Going Concern

The Company is currently in the development stage, which it re-entered  on January 1, 2010 and has limited operations. The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. The Company has not established any source of revenue to cover its operating costs, and as such, has incurred an operating loss since inception. Further, as of December 31, 2012, the cash resources of the Company were insufficient to meet its current business plan. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

9. Subsequent Events

On January 17, 2013, we entered into a distribution agreement with GreenEng (the "GreenEng Distribution Agreement"), pursuant to which the Company has been granted the rights to distribute the GreenEng water treatment products and technology in the United States on a non-exclusive basis. See the discussion of the GreenEng Distribution Agreement under "Material Terms of the GreenEng Agreement" above.

On February 21, 2013, we entered into a Representative Services Agreement with Mr. Tal Yoresh. Mr. Yoresh is a resident of Australia and has many years of experience representing Israeli technology companies in both Australia and New Zealand. See the discussion of the Treatec Distribution Agreement under "Material Terms of the Treatec Agreement" above.

On March 17, 2013, we entered into an employment agreement with Mr. Shahar Ginsberg, who received an MBA degree from the Peres Academic Institution in Israel, with a major in Marketing. Mr. Ginsberg has been appointed our CEO, acting CFO and director.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE Back to Table of Contents

Not Applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS Back to Table of Contents

(a) See the index to financial statements.

(b) Exhibits. The following documents are filed as exhibits to this registration statement:

Exhibit	Description of Exhibit
3.1	Articles of Incorporation, as amended, attached to the Company's Form 10-12G as filed with the SEC on December 3, 2012.
3.1(a)	Original Articles of Incorporation, attached to the Company's Form 10-12G as filed with the SEC on April 25, 2013.
3.2	Bylaws, attached to the Company's Form 10-12G as filed with the SEC on December 3, 2012.
10.4	Consulting Agreement between the Company and Mr. Tal Yoresh, attached to the Company's Form 10-12G/A as filed with the SEC on November 20, 2013.
10.5	Consulting Agreement between the Company and Mr. Itai Weisberg, attached to the Company's Form 10-12G/A as filed with the SEC on November 20, 2013.
10.6	Securities Transfer Agreement between the Company and Amir Uziel and Lavi Krasney, attached to the Company's Form 10-12G/A as filed with the SEC on April 25, 2013.
23	Consent of Independent Registered Public Accounting Firm, filed herewith.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 31, 2014

ADB International Group, Inc.
By: Ron Weissberg, CEO
/s/ Ron Weissberg

ADB International Group, Inc.
By: Ron Weissberg, CFO
/s/ Ron Weissberg
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